Exhibit (a)(1)(A)

MALIBU BOATS, INC.

Offer to Purchase for Cash

Shares of Malibu Boats, Inc. Class A Common Stock

and

Limited Liability Company Interests of Malibu Boats Holdings, LLC

for an Aggregate Purchase Price of Not More Than $70.0 Million

at a Per Share or LLC Unit Purchase Price Not Less Than $21.00 Per Share or LLC Unit Nor

Greater Than $23.50 Per Share or LLC Unit

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 9, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”)

OR TERMINATED.

Malibu Boats, Inc., a Delaware corporation (the “Company”, “Malibu”, “we”, “our” or “us”), is offering to purchase for cash by means of a “modified Dutch auction” tender offer (described below) (i) shares of Malibu Class A Common Stock (“Class A Common Stock”), par value $0.01 per share (the “Shares”) and (ii) limited liability company interests of Malibu Boats Holdings, LLC (the “LLC” with such limited liability company interests defined as the “LLC Units” and collectively with the Shares, the “Securities”), each pursuant to (x) auction tenders at prices specified by the tendering stockholders or unitholders, as the case may be, of not less than $21.00 nor greater than $23.50 per Share or LLC Unit (the “Auction Tenders”), or (y) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal,” and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase Securities having an aggregate purchase price of no more than $70.0 million (the “Aggregate Purchase Price”). There is no requirement to use a specified portion of the Aggregate Purchase Price to purchase Shares versus LLC Units and we will treat Shares and LLC Units equally when allocating the Aggregate Purchase Price. Stockholders and unitholders who wish to tender their Securities without specifying a price at which such Securities may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Securities will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders and unitholders who validly tender Securities without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share or LLC Unit (the “Purchase Price”), which will be not less than $21.00 and not more than $23.50 per Share or LLC Unit that we will pay or cause to be paid for Securities validly tendered in the Offer and not validly withdrawn. The Purchase Price for each Share and LLC Unit will be the same. The Purchase Price will be the lowest price per Share or LLC Unit of not less than $21.00 and not more than $23.50 per Share or LLC Unit that will enable us to purchase the maximum number of Securities validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of no more than $70.0 million. Securities tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.00 per Share or LLC Unit (which is the minimum price per Share or LLC Unit under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Securities being purchased at the minimum price in the Offer. Only Securities validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer.

Securities validly tendered pursuant to the Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Securities having an aggregate purchase price of less than $70.0 million are validly tendered and not validly withdrawn, we will buy all such Securities validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Securities tendered at or below the Purchase Price may not be purchased if more than the number of Shares or LLC Units having an aggregate purchase price of $70.0 million are validly tendered at or below the Purchase Price and not validly withdrawn.

Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $21.00 per Share or LLC Unit, the minimum Purchase Price under the Offer, the approximate aggregate number of Shares and LLC Units that will be purchased under the Offer will be 3.33 million Securities. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.50 per Share or LLC Unit, the maximum Purchase Price under the Offer, the approximate aggregate number of Shares and LLC Units that will be purchased under the Offer will be 2.98 million Securities. For purposes of allocating the Aggregate Purchase Price between Shares and LLC Units, the Shares and LLC Units will be treated equally and no amount of either Shares or LLC Units is required to be purchased.

We reserve the right, in our sole discretion, to change the per Share or LLC Unit price range and to increase or decrease the Aggregate Purchase Price of Securities purchased in the Offer, in each case subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the Aggregate Purchase Price of the Securities purchased in the Offer and thereby increase the number of Shares and LLC Units we purchase by no more than 2% of the aggregate of our outstanding Shares and LLC Units, respectively, without extending the Expiration Time.

The Offer is not conditioned upon any minimum number of Shares or LLC Units being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Malibu Financing Condition (as defined herein). See Section 7.

Malibu’s Shares are listed on the NASDAQ Global Select Market (the “Nasdaq”) under the symbol “MBUU.” On March 12, 2015, the reported closing price of Malibu’s Shares was $21.69 per Share. The LLC Units are not publicly traded, however, pursuant to the exchange agreement dated as of February 5, 2014 entered into between the LLC and the pre-initial public offering owners (and certain permitted transferees thereof, the “Pre-IPO Owners”), each Pre-IPO Owner has the right to exchange its LLC units for Shares on a one-for-one basis, subject to certain adjustments, and subject to the Company’s option for a cash payment equal to the market value of the Shares, except in the event of a change in control. See Section 11.

You are urged to obtain current market quotations for our Shares before deciding whether, and at what price or prices, to tender your Securities pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

Offer to Purchase, dated March 13, 2015

IMPORTANT

Each of the Company’s board of directors (the “Board of Directors”) and the Company, as the LLC’s sole managing member, has authorized the Offer. However, none of the Company, the Board of Directors, Wells Fargo Securities, LLC, the dealer manager for the Offer (the “Dealer Manager”), American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”) or Georgeson Inc., the information agent for the Offer (the “Information Agent”), or any of their affiliates makes any recommendation to you as to whether to tender or refrain from tendering your Shares or LLC Units or as to the price or prices at which you may choose to tender your Securities. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Securities and, if so, how many Shares or LLC Units to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

The Company’s and the LLC’s directors and executive officers, as well as the Company’s and the LLC’s affiliates, including Black Canyon Capital LLC, who own Shares or LLC Units may participate in the Offer on the same basis as the Company’s and the LLC’s other securityholders. Black Canyon Capital LLC has indicated that it intends to tender all of the Shares and LLC Units that it beneficially owns at the minimum purchase price per Share or LLC Unit in the Offer. Entities affiliated with Black Canyon Capital LLC beneficially own 1,692,438 Shares and 2,640,806 LLC Units. If Black Canyon Capital LLC tenders all of its Shares and LLC Units as indicated and we do not increase the Aggregate Purchase Price for the Offer (which the Company currently has no intention to do), then the Purchase Price for the Offer will be $21.00 per Share or LLC Unit. The Company and the LLC do not presently know whether their directors, executive officers and affiliates, other than Black Canyon Capital LLC, intend to tender their beneficially owned Securities in connection with the Offer. See Section 11.

If you want to tender all or any portion of your Securities, you must do one of the following prior to the Expiration Time:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your Securities and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your Shares through DTC, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

•	if you hold LLC Units in your own name in non-certificated form, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Under a Purchase Price Tender, Securities will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your Securities will be purchased by us, you should validly tender your Securities pursuant to a Purchase Price Tender. Securities tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.00 per Share or LLC Unit (which is the minimum price per Share or LLC Unit under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Securities being purchased at the minimum price in the Offer.

We are not making the Offer to, and will not accept any tendered Securities from, stockholders or unitholders, as the case may be, in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders or unitholders, as the case may be, in any such U.S. state. In any U.S. state the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Questions and requests for assistance may be directed to the Information Agent and the Dealer Manager, at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Securities in the Offer or as to the price or prices at which you may choose to tender your Securities in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of us or any of our subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have, where applicable, included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the Shares?

Malibu Boats, Inc., the issuer of the Shares, is offering to purchase the Shares.

Who is offering to purchase the LLC Units?

Malibu Boats, Inc., the sole managing member of the LLC, is offering to purchase the LLC Units.

What will be the Purchase Price for the Securities and what will be the form of payment?

We are conducting the Offer by means of a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash Shares and LLC Units pursuant to (i) Auction Tenders at prices specified by the tendering stockholders or unitholders, as the case may be, of not less than $21.00 nor greater than $23.50 per Share or LLC Unit or (ii) Purchase Price Tenders. Securities tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.00 per Share or LLC Unit (which is the minimum price per Share or LLC Unit under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Securities being purchased at the minimum price in the Offer. We are offering to purchase Securities having an aggregate purchase price of no more than $70.0 million. There is no requirement to use a specified portion of the Aggregate Purchase Price to purchase Shares versus LLC Units and we will treat the Shares and LLC Units equally when allocating the Aggregate Purchase Price. Promptly after 12:00 midnight, New York City time, on Thursday, April 9, 2015, unless the Offer is extended or terminated, we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share or LLC Unit, the Purchase Price, which will be not less than $21.00 and not more than $23.50 per Share or LLC Unit, that we will pay or cause to be paid, for the Securities validly tendered in the Offer and not validly withdrawn, taking into account the number of Securities tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders and unitholders tendering Securities pursuant to Auction Tenders.

The Purchase Price will be the lowest price per Share or LLC Unit of not less than $21.00 and not more than $23.50 per Share or LLC Unit that will enable us to purchase the maximum number of Securities validly tendered and not validly withdrawn in the Offer having an aggregate purchase price of no more than $70.0 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay or cause to be paid, the Purchase Price in cash, subject to applicable withholding and without interest, to all stockholders and unitholders whose Securities are accepted for payment pursuant to the Offer. See Section 1.

How many Securities are we offering to purchase?

The Company is offering to purchase, at the Purchase Price, Securities validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $70.0 million. Because the Purchase Price will only be determined after the Expiration Time, the number of Securities that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $21.00 per Share or LLC Unit, the minimum Purchase Price under the Offer, the approximate aggregate number of

i

Shares and LLC Units that will be purchased under the Offer will be 3.33 million Securities. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $23.50 per Share or LLC Unit, the maximum Purchase Price under the Offer, the approximate aggregate number of Shares and LLC Units that will be purchased under the Offer will be 2.98 million Securities. For purposes of allocating the Aggregate Purchase Price between Shares and LLC Units, the Shares and LLC Units will be treated equally and no amount of either Shares or LLC Units is required to be purchased. See Section 1.

In addition, if more than $70.0 million in value of Securities are tendered in the Offer at or below the Purchase Price, we reserve the right, in our sole discretion, to increase the Aggregate Purchase Price of the Securities purchased in the Offer and thereby increase the number of Shares and LLC Units we purchase by no more than 2% of the aggregate of our outstanding Shares and LLC Units, respectively, without extending the Expiration Time. See Section 1. The Offer is not conditioned upon any minimum number of Securities being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Malibu Financing Condition (as defined below). See Section 7.

Will the Purchase Price be the same for both the Shares and LLC Units?

Yes. The price per share of the Company’s Shares will be the same as the price per LLC Unit.

Malibu Boats, Inc. is a Delaware corporation and is a holding company that owns only an interest in the LLC. The Company is the sole managing member of the LLC, operates and controls all of the LLC’s business and affairs and consolidates the financial results of the LLC and its subsidiaries. The LLC has a single class of LLC Units and the limited liability company agreement of the LLC provides that the conduct, control and management of the LLC is vested exclusively in Malibu Boats, Inc., as sole managing member. The other members of the LLC do not have the right to remove the sole managing member for any reason. See Section 1.

Are the LLC Units exchangeable for Shares?

In connection with the Company’s initial public offering (the “IPO”), the Company and the Pre-IPO Owners of the LLC entered into an exchange agreement under which (subject to the terms of the exchange agreement) each Pre-IPO Owner of the LLC (and certain permitted transferees thereof) generally has a right to exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications or, at the option of the Company, except in the event of a change in control, for a cash payment equal to the market value of the Class A Common Stock. See Section 11.

What voting rights do holders of the Shares and LLC Units have?

The certificate of incorporation of the Company authorizes two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of the Company’s Class A Common Stock and the Company’s Class B Common Stock (“Class B Common Stock”) have voting power over the Company, the sole managing member of the LLC, at a level that is consistent with their overall equity ownership of its business. Each Pre-IPO Owner that currently holds LLC Units also holds one share of Class B Common Stock, each of which provides its owner with no economic rights but entitles the holder to one vote on matters presented to stockholders of the Company for each LLC Unit held by such holder. Pursuant to the Company’s certificate of incorporation and bylaws, each share of Class A Common Stock entitles the holder to one vote with respect to each matter presented to the Company’s stockholders on which the holders of Class A Common Stock are entitled to vote. Each holder of Class B Common Stock is entitled to the number of votes equal to the total number of LLC units held by such holder multiplied by the exchange rate specified in the exchange agreement with respect to each matter presented to the Company’s stockholders on which the holders of Class B Common Stock are entitled to vote. Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold. As the LLC members sell LLC Units to us, including pursuant to the Offer, or subsequently exchange LLC Units for shares of Class A Common Stock of the Company pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B Common Stock is automatically and correspondingly reduced. However, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s Class A Common Stock are entitled to share equally, identically and ratably in any dividends or distributions (including in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs) that the Board of Directors may determine to issue from time to time, while holders of the Class B Common Stock do not have any right to receive dividends or other distributions. See Sections 2 and 11.

How will we pay for the Securities?

We plan to fund any purchase of Securities pursuant to the Offer, including the related fees and expenses, using funds borrowed by Malibu Boats, LLC, a wholly owned subsidiary of the LLC, under an amendment and restatement to the existing credit agreement dated July 16, 2013, by and among Malibu Boats, LLC, the LLC, SunTrust Bank and other lenders and guarantors parties therein, as amended (the “Existing Credit Agreement”), to, among other things, add a term loan facility (the “New Term Loan”). Malibu Boats, LLC intends to distribute proceeds from the New Term Loan to the LLC to permit the LLC to purchase from the Company a number of LLC Units held by the Company equal to the number of Securities validly tendered and accepted in the Offer. The Company will then use the proceeds from the LLC’s purchase of such Company’s LLC Units to fund the Aggregate Purchase Price.

The maximum value of Securities purchased in the Offer will be $70.0 million. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Securities, together with related fees and expenses, to be approximately $71.1 million. We also expect to incur approximately $1.1 million in fees and expenses related to the entering into of the amendment and restatement to the Existing Credit Agreement. The Offer is conditioned upon (i) the closing of the amendment and restatement to the Existing Credit Agreement to, among other things, add the New Term Loan and permit the Offer and all related transactions in connection with the Offer and (ii) the receipt of gross proceeds (before expenses) by Malibu Boats, LLC of no less than $80.0 million from the New Term Loan (the “Malibu Financing Condition”), meaning that if the Malibu Financing Condition does not occur, we will not be required to close the Offer. The amendment and restatement to the Existing Credit Agreement is currently expected to close and fund at least five business days prior to the Expiration Time substantially concurrently with the Company’s waiver of the Malibu Financing Condition. If the Malibu Financing Condition has not been satisfied at least five business days prior to the Expiration Time, we plan to amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary. See Sections 7 and 9.

How long do I have to tender my Securities?

You may tender your Securities until the Offer expires at the Expiration Time. The Offer will expire at 12:00 midnight, New York City time, on Thursday, April 9, 2015, unless we extend or terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any Securities that have been tendered, and any Securities that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

The Board of Directors believes that the Offer represents a prudent use of our financial resources in light of the Company’s business profile, assets, current indebtedness and debt capacity. The primary purpose of the Offer is to return cash to the Company’s stockholders and the LLC’s unitholders by providing them with the opportunity to tender all or a portion of their Securities and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders and unitholders who do not participate in the Offer will automatically increase their relative percentage interest in the Company and the LLC, respectively, and our future operations.

Assuming the completion of the Offer and the Malibu Financing Condition, we believe that our anticipated cash flow from operations, our financial condition and access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, the Company’s management and the Board of Directors took into account the expected financial impact of the Offer on our liquidity.

After the completion or termination of the Offer, the Company may purchase additional Shares or LLC Units in the open market subject to market conditions. We may also purchase Securities in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders and unitholders, as the case may be, than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any Securities, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares and LLC Units tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:

•	the Malibu Financing Condition shall have been satisfied at least five business days prior to the Expiration Time;

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending against us, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Securities pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Securities pursuant to the Offer illegal or may result in a delay in our or ability to accept for payment or pay for some or all of the Securities;

•	our acceptance for payment, purchase or payment for any Securities tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us, or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Securities thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Securities pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on March 12, 2015 shall have occurred;

•	no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement, on or after March 12, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States;

•	no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of the Shares or the LLC Units, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable to proceed with the Offer;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof;

•	no tender or exchange offer for any or all of our outstanding Class A Common Stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us, the LLC or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we or the LLC have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Class A Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of Class A Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer and other than anyone who publicly disclosed such ownership in a filing with the SEC on or before March 12, 2015), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 12, 2015 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of the Company’s Class A Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an

v

additional 1% or more of the Company’s outstanding Class A Common Stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us; or

•	we shall not have determined that the consummation of the Offer and the purchase of the Securities pursuant to the Offer is likely, in our reasonable judgment, to cause the Company’s Class A Common Stock to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

See Section 7.

How will the Offer affect the number of the Securities outstanding and the number of record holders?

As of March 12, 2015, there were 15,608,650 Shares issued and outstanding and 7,001,844 LLC Units not held by the Company issued and outstanding. Of the outstanding LLC Units, 288,136 LLC Units are not vested and therefore not eligible to participate in the Offer, resulting in a total of 22,322,358 Securities eligible for this Offer. The Company also owns 15,608,650 LLC Units. As of March 12, 2015 there were also 43 shares of Class B Common Stock outstanding, which provided holders of LLC Units with voting rights equivalent to 7,001,844 Shares. See Section 1.

Assuming that the Offer is fully subscribed, the maximum of 3,333,333 Securities that the Company is offering to purchase under the Offer represents approximately 14.74% of the total number of Shares and LLC Units not held by the Company issued and outstanding as of March 12, 2015. Assuming that the Offer is fully subscribed, the minimum of 2,978,723 Securities that the Company is offering to purchase under the Offer represents approximately 13.17% of the total number of Shares and LLC Units not held by the Company issued and outstanding as of March 12, 2015.

If the Offer is fully subscribed and no LLC Units are validly tendered and accepted, the maximum and minimum number of Shares the Company is offering to purchase under the Offer represents approximately 21.36% and 19.08%, respectively, of the total number of Shares issued and outstanding as of March 12, 2015. If the Offer is fully subscribed and no Shares are validly tendered and accepted, the maximum and minimum number of LLC Units the Company is offering to purchase under the Offer represents approximately 47.61% and 42.54%, respectively, of the total number of LLC Units not held by the Company issued and outstanding as of March 12, 2015.

In connection with the Offer, the LLC will repurchase from the Company a number of LLC Units held by the Company equal to the number of Securities validly tendered and accepted for purchase in the Offer. Accordingly, after the Offer, a holder of LLC Units will continue to have the right to exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis.

If LLC Units are validly tendered and accepted in this Offer, the voting power afforded to the tendering unitholders by their shares of Class B Common Stock will be automatically and correspondingly reduced. If a unitholder tenders all of its LLC Units, the share of Class B Common Stock issued to that unitholder will be automatically canceled. As of March 12, 2015, the outstanding Securities carried an aggregate of 22,610,494 votes. The aggregate votes will be reduced by one for each Share and LLC Unit that is validly tendered and accepted in this Offer. See Section 11.

The actual number of Securities outstanding immediately following completion of the Offer will depend on the number of Shares and LLC Units tendered and purchased in the Offer as well as the Purchase Price for such Securities. See Section 2.

If any of the Company’s stockholders:

•	who hold Shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

If any of the LLC Unit holders who hold LLC Units in their own name as holders of record tender their LLC Units in full and that tender is accepted in full, then the number of the LLC Unit holders would be reduced and the number and holders of Class B Common Stock would also be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. Unitholders who do not have their LLC Units purchased in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC following the purchase of LLC Units pursuant to the Offer and (ii) their voting interest in the Company following the purchase of LLC Units pursuant to the Offer. See Section 2.

Will the Company continue as a public company following the Offer?

Yes. We believe that our purchase of Securities pursuant to the Offer will not result in delisting of the remaining Shares on the Nasdaq or the remaining Shares becoming eligible for termination of registration under the Exchange Act and we have included a condition to that effect in the Offer. See Sections 2, 7 and 12.

How do I tender my Securities?

If you want to tender all or any portion of your Shares or LLC Units, you must do one of the following prior to the Expiration Time:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your Securities and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal;

•	if you are an institution participating in DTC and you hold your Shares through DTC, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

•	if you hold LLC Units in your own name in non-certificated form, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary for the Offer, at the address shown on the Letter of Transmittal.

See Section 3.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each stockholder or unitholder who is tendering (i) certificates for the Securities, (ii) book-entry Shares through DTC not pursuant to an Agent’s Message (as defined in Section 3) nor DTC’s Automated Tender Offer Program (“ATOP”) or (iii) non-certificated LLC Units to the Depositary by book-entry credited to the in-house ledger, and who desires to tender Securities in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of

Transmittal captioned “Auction Price Tender” indicating the price (in increments of $0.10 at which Securities are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Securities at the minimum price of $21.00 per Share or LLC Unit.

If tendering stockholders and unitholders wish to maximize the chance that their Securities will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Securities tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.00 per Share or LLC Unit (which is the minimum price per Share or LLC Unit under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Securities being purchased at the minimum price in the Offer. See Section 8 for recent market prices for Shares.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the Securities that I hold?

Yes. You do not have to tender all of the Securities that you own to participate in the Offer. See Section 3.

May holders of stock unit awards participate in the Offer?

Each outstanding stock unit award with respect to a share of Class A Common Stock represents the contractual right to receive a share of Class A Common Stock in the future, subject to the satisfaction of any applicable vesting requirements. Because stock unit awards are not actual shares of Class A Common Stock, holders of stock unit awards may not tender the Shares underlying such stock unit awards in the Offer. If Shares underlying the stock unit awards have vested and been issued to you by the Company prior to the Expiration Time, you may tender some or all of such Shares in the Offer. See Section 3.

May holders of unvested LLC Units participate in the Offer?

Holders of unvested LLC Units may not tender their unvested LLC Units in the Offer. If the unvested LLC Units vest prior to the Expiration Time, you may tender some or all of such LLC Units in the Offer. See Section 3.

In what order will we purchase the tendered Securities?

If the terms and conditions of the Offer have been satisfied or waived and Securities having an aggregate purchase price of less than $70.0 million are validly tendered and not validly withdrawn, we will buy all Securities validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $70.0 million, measured at the maximum price at which such Securities were validly tendered, have been validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase Securities in the following order of priority:

•	First, all Securities owned in “odd lots” (less than 100 Shares or LLC Units), all of which have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time);

•	Second, all other tendered Securities (other than conditionally tendered Shares or LLC Units for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional Shares or LLC Units, until we have purchased or caused to be purchased Securities resulting in an aggregate purchase price of $70.0 million; and

•	Third, if necessary to permit us to purchase Securities having an aggregate purchase price of $70.0 million, such Securities conditionally tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders or unitholders, as the case may be, whose Securities are conditionally tendered must have tendered all of their Securities). See Sections 1 and 6.

If I own fewer than 100 Shares or LLC Units and I tender all of my Securities, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares or LLC Units in the aggregate, you validly tender all of these Securities at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such Securities) and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and all conditions to the Offer are satisfied or waived, we will purchase or cause to be purchased all of your Securities without subjecting them to proration. See Section 1.

Can I conditionally tender my Securities?

You may tender Shares and LLC Units subject to the condition that a specified minimum number of your Shares or LLC Units tendered pursuant to a Letter of Transmittal must be purchased if any Securities tendered are purchased. Any stockholder or unitholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. See Section 6.

Once I have tendered Securities in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Securities at any time prior to the Expiration Time, unless we extend the Offer, in which case you may withdraw your Securities until the Expiration Time, as extended. In addition, upon the expiration or termination of the Offer, unless we have already accepted your tendered Securities for payment, you may withdraw your tendered Securities at any time after 12:00 midnight, New York City time, on May 7, 2015. See Section 4.

How do I withdraw Securities previously tendered?

To validly withdraw tendered Securities, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal or a properly transmitted “Request Message” through DTC’s ATOP system to the Depositary while you still have the right to withdraw the Securities. A written or facsimile notice of withdrawal must be delivered to the Depositary at its address on the back cover page of this Offer to Purchase. Your notice of withdrawal, including a “Request Message,” must specify your name, the number of Shares or LLC Units to be withdrawn, the price at which such Securities were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such Securities. Some additional requirements apply if the certificates for the Securities to be withdrawn have been delivered to the Depositary or if your Securities have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered Shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

Have Malibu, its Board of Directors or the LLC adopted a position on the Offer?

While the Board of Directors and the Company, as the LLC’s sole managing member, have authorized the Offer, they have not, nor has the LLC, the Dealer Manager, the Information Agent or the Depositary or any of their affiliates made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Securities or as to the price or prices at which you may choose to tender your Securities. You must make your own decision as to whether to tender your Securities and, if so, how many Shares or LLC Units to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do the Company’s or the LLC’s directors or executive officers or affiliates intend to tender their Securities in the Offer?

The Company’s and the LLC’s directors and executive officers, as well as the Company’s and the LLC’s affiliates, including Black Canyon Capital LLC, who own Shares or LLC Units may participate in the Offer on the same basis as the Company’s and the LLC’s other securityholders. Black Canyon Capital LLC has indicated that it intends to tender all of the Shares and LLC Units that it beneficially owns at the minimum purchase price per Share or LLC Unit in the Offer. Entities affiliated with Black Canyon Capital LLC beneficially own 1,692,438 Shares and 2,640,806 LLC Units. If Black Canyon Capital LLC tenders all of its Shares and LLC Units as indicated and we do not increase the Aggregate Purchase Price for the Offer (which the Company currently has no intention to do), then the Purchase Price for the Offer will be $21.00 per Share or LLC Unit.

Under a voting agreement with us, Black Canyon Management LLC is entitled to nominate to our Board of Directors a number of designees equal to (1) 20% of the total number of directors comprising our Board of Directors for so long as specified entities affiliated with Black Canyon Management LLC (and their permitted transferees) and Jack D. Springer, Wayne R. Wilson and Ritchie L. Anderson together beneficially own 15% or more of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (2) 10% of the total number of directors comprising the Board of Directors for so long as specified entities affiliated with Black Canyon Management LLC (and their permitted transferees) and Messrs. Springer, Wilson and Anderson are required to vote any of their Class A Common Stock and Class B Common Stock in favor of the director, together, beneficially own more than 5% but less than 15% of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of calculating the number of directors that Black Canyon Management LLC is entitled to nominate pursuant to this formula, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of the Board of Directors (e.g., one and one-third (1 1/3) directors equates to two directors). In addition, Black Canyon Management LLC has the right to remove and replace its director-designees at any time and for any reason and to nominate any individuals to fill any such vacancies. Messrs. Springer, Wilson and Anderson are required to vote any of their Class A Common Stock and Class B Common Stock in favor of the director or directors nominated by Black Canyon Management LLC. As of March 12, 2015, the specified entities affiliated with Black Canyon Management LLC, their permitted transferees, and Messrs. Springer, Wilson and Anderson owned (as calculated pursuant to the voting agreement) approximately 21.5% of the voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, Black Canyon Management LLC has the right to designate two of our nine directors. Michael K. Hooks and Mark W. Lanigan are the two designees of Black Canyon Management LLC. Because of the intention of entities affiliated with Black Canyon Management LLC to tender all of their Shares and LLC Units at the minimum purchase price per Share or LLC Unit in the Offer, Black Canyon Management LLC is likely to lose its right to nominate 20% of the total number of our directors and may lose the right to nominate any of our directors depending on the outcome of the Offer.

x

The Company and the LLC do not presently know whether their directors, executive officers and affiliates, other than Black Canyon Capital LLC, intend to tender their beneficially owned Securities in connection with the Offer. See Section 11.

What will happen if I do not tender my Securities?

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. Unitholders who do not have their LLC Units purchased in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC and (ii) their voting interest in the Company following the purchase of LLC Units pursuant to the Offer. See Section 2.

When and how will the Company pay for my tendered Securities that are accepted for purchase pursuant to the Offer?

We will pay or cause to be paid the applicable Purchase Price in cash, less any applicable withholding taxes and without interest, for the Securities we purchase, promptly after the expiration of the Offer and the acceptance of the Securities for payment.

We will pay or cause to be paid for the Securities accepted for purchase by depositing the Aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered Securities. The Depositary will act as your agent and will transmit to you the payment for all of your Securities accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s Class A Common Stock?

On March 12, 2015, the reported closing price of the Company’s Class A Common Stock on the Nasdaq was $21.69 per share. You are urged to obtain current market quotations for our Shares before deciding whether, and at what price or prices, to tender your Securities pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Securities?

If you are a holder of record of your Securities and you tender your Securities directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Securities through a broker, dealer, commercial bank, trust company or other nominee and that person tenders Securities on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of Securities pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the Aggregate Purchase Price of the Securities we purchase and a corresponding reduction in our cash and cash equivalents. In addition, any purchase of LLC Units in the Offer will result in an increase in our deferred tax asset in the amount of the Purchase Price paid for each LLC Unit less the underlying tax basis for the applicable LLC Unit purchased multiplied by our effective tax rate. Any purchase of LLC Units will also correspondingly increase our payable pursuant to our tax receivable agreement in an amount that is 85% of the recognized deferred tax asset, with the remaining 15% recognized in our stockholders’ equity. See Section 2.

I am a United States stockholder or a unitholder. What are the United States federal income tax consequences if I tender my Securities?

Generally, if you are a United States Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the Securities you tender. Your receipt of cash for your tendered Securities will generally be treated for United States federal income tax purposes (1) in the case of LLC Units, as consideration received in a sale or exchange of tendered LLC Units, and (2) in the case of Shares, as either (A) consideration received in a sale or exchange of tendered Shares or (B) a distribution with respect to such Shares. See Sections 3 and 14.

EACH STOCKHOLDER AND UNITHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OR UNITHOLDER WITH RESPECT TO THE OFFER.

I am a Non-United States stockholder. What are the United States federal income tax consequences if I tender my Securities?

If you are a Non-United States Holder (as defined in Section 14) of Shares, your receipt of cash for your tendered Shares will generally be treated for United States federal income tax purposes as either (1) consideration received in a sale or exchange of tendered Shares or (2) a distribution with respect to such Shares. If the receipt of cash by you is treated as consideration received in a sale or exchange of your tendered Shares, and you are not engaged in a trade or business in the United States, you generally will not be subject to United States federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered Shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for United States federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each Non-United States Holder of Shares. Therefore, we and the Depositary, or other withholding agent, will generally presume that all amounts paid to Non-United States Holders in exchange for their Shares are dividend distributions, and as to each Non-United States Holder of Shares, United States federal income tax will be withheld at a 30% rate unless such Non-United States Holder of Shares provides documentation pursuant to which the Depositary, or other withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered Shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply to the Internal Revenue Service (“IRS”) for a refund of such withheld amount. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.

EACH STOCKHOLDER AND UNITHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER AND UNITHOLDER WITH RESPECT TO THE OFFER.

Will I have to pay a stock transfer tax if I tender my Securities?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Securities to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., the Information Agent, or Wells Fargo Securities, LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders and unitholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. See Section 3 and the instructions to the Letter of Transmittal.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference “forward-looking statements.” All statements other than statements of historical facts contained in this Offer to Purchase are forward-looking statements, including statements regarding our future financial position, sources of revenue, demand for our products, our strengths, business strategy and plans, prospective products or products under development, costs, timing and likelihood of success, gross margins, non-GAAP financial measures and management’s objectives for future operations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” the negative of these terms, or by other similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions, involving known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, among others, general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, and the successful introduction of our new products, as well as other factors affecting us discussed under the heading “Item 1A-Risk Factors” appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, filed with the SEC on September 25, 2014.

The forward-looking statements contained in this Offer to Purchase also include statements related to the consummation of the Offer, which is subject to, and conditioned upon, the satisfaction or waiver of certain conditions, including the Malibu Financing Condition and other customary conditions. There can be no assurance that the Malibu Financing Condition will be satisfied or that the Offer will ultimately be consummated as described or at all.

You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from those suggested by the forward-looking statements for various reasons. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

INTRODUCTION

To the Stockholders of Malibu Boats, Inc. and Unitholders of Malibu Boats Holdings, LLC:

Malibu Boats, Inc., invites Malibu’s stockholders and the LLC’s unitholders, to tender their shares of Class A Common Stock, par value $0.01 per share, of the Company, and their LLC Units, respectively, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase the Securities pursuant to (i) Auction Tenders at prices specified by the tendering stockholders or unitholders, as the case may be, of not less than $21.00 nor greater than $23.50 per Share or LLC Unit or (ii) Purchase Price Tenders. We are offering to purchase Securities having an aggregate Purchase Price of no more than $70.0 million. There is no requirement to use a specified portion of the Aggregate Purchase Price to purchase Shares versus LLC Units and we will treat Shares and LLC Units equally when allocating the Aggregate Purchase Price.

The Offer will expire at 12:00 midnight, New York City time, on Thursday, April 9, 2015, unless the Offer is extended or terminated by us.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share or LLC Unit, the Purchase Price, which will be not less than $21.00 and not more than $23.50 per Share or LLC Unit, that we will pay for the Securities validly tendered in the Offer and not validly withdrawn, taking into account the number of Securities tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders and unitholders tendering Securities pursuant to Auction Tenders. Securities tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.00 per Share or LLC Unit (which is the minimum price per Share or LLC Unit under the Offer) for the purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share or LLC Unit of not less than $21.00 and not more than $23.50 per Share or LLC Unit that will enable us to purchase the maximum number of Securities validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of no more than $70.0 million. There is no requirement to use a specified portion of the Aggregate Purchase Price to purchase Shares versus LLC Units and we will treat Shares and LLC Units equally when allocating the Aggregate Purchase Price. Only Securities validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Securities validly tendered pursuant to the Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Securities having an aggregate purchase price of less than $70.0 million are validly tendered and not validly withdrawn, we will buy all Securities validly tendered and not validly withdrawn. All Securities purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder or unitholder tendered at a lower price.

Only Securities validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Securities tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

Unless tendering directly through DTC, stockholders and unitholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Securities in order to validly tender Securities. Stockholders and unitholders who validly tender Securities without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder not tendering directly through DTC and any unitholder tendering LLC Units in non-certificated form who wishes to tender Securities at more than one price must complete a separate Letter of Transmittal for each price at which Securities are being tendered. A stockholder tendering Shares through DTC using ATOP who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and validly withdrawn. Unitholders tendering LLC Units held in non-certificated form will not be tendering LLC Units through DTC, but will be tendering directly to the Depositary by book-entry credited to the in-house ledger. See Sections 3 and 4.

The Offer is not conditioned upon any minimum number of Shares or LLC Units being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Each of the Board of Directors and the Company, as the LLC’s sole managing member, has authorized the Offer. However, none of the Company, the Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your Securities or as to the price or prices at which you may choose to tender your Securities. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Securities and, if so, how many Shares or LLC Units to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Upon the terms and subject to the conditions of the Offer, if the Securities having an aggregate purchase price less than $70.0 million are validly tendered and not validly withdrawn, we will buy all Securities validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of Securities validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $70.0 million, we will purchase or cause to be purchased Securities in the following order of priority:

•	First, all Securities owned in “odd lots” (less than 100 Shares or LLC Units), all of which have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time);

•	Second, all other tendered Securities (other than conditionally tendered Shares or LLC Units for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional Shares or LLC Units, until we have purchased or caused to be purchased Securities resulting in an aggregate purchase price of $70.0 million; and

•	Third, if necessary to permit us to purchase Securities having an aggregate purchase price of $70.0 million, such Securities tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders or unitholders, as the case may be, whose Securities are conditionally tendered must have tendered and not validly withdrawn all of their Securities prior to the Expiration Time). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase or cause to be purchased all of the Securities that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to stockholders and unitholders whose Securities are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders and unitholders who hold Securities registered in their own name and who tender their Securities directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Securities by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

Any tendering stockholder, unitholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United

States federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the United States Holder or other payee pursuant to the Offer, unless such United States Holder establishes that such United States Holder is within the class of persons that is exempt from backup withholding. Certain Non-United States Holders (as defined in Section 14) are exempt from backup withholding. In order for a tendering stockholder, unitholder or other payee who is a Non-United States Holder to qualify as an exempt recipient, such stockholder, unitholder or payee must complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8. See Section 3. Also, see Section 14 regarding material United States federal income tax consequences of the Offer.

In addition, if Shares underlying stock unit awards have vested and been issued to you by the Company prior to the Expiration Time, you may tender some or all of such Shares in the Offer. Holders of unvested LLC Units may not tender their unvested LLC Units in the Offer. However, if the unvested LLC Units vest prior to the Expiration Time, you may tender some or all of such LLC Units in the Offer. See Sections 3 and 11.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by Wells Fargo Securities, LLC, the Dealer Manager for the Offer, Georgeson Inc., the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 16.

As of March 12, 2015, there were 15,608,650 Shares issued and outstanding and 7,001,844 LLC Units not held by the Company issued and outstanding. Of the outstanding LLC Units, 288,136 LLC Units are not vested and therefore not eligible to participate in the Offer, resulting in a total of 22,322,358 Securities eligible for this Offer. The Company also owns 15,608,650 LLC Units. As of March 12, 2015 there were also 43 shares of Class B Common Stock outstanding, which provided holders of LLC Units with voting rights equivalent to 7,001,844 Shares.

Assuming that the Offer is fully subscribed, the maximum of 3,333,333 Securities that the Company is offering to purchase under the Offer represents approximately 14.74% of the total number of Shares and LLC Units not held by the Company issued and outstanding as of March 12, 2015. Assuming that the Offer is fully subscribed, the minimum of 2,978,723 Securities that the Company is offering to purchase under the Offer represents approximately 13.17% of the total number of Shares and LLC Units not held by the Company issued and outstanding as of March 12, 2015.

If the Offer is fully subscribed and no LLC Units are validly tendered and accepted, the maximum and minimum number of Shares the Company is offering to purchase under the Offer represents approximately 21.36% and 19.08%, respectively, of the total number of Shares issued and outstanding as of March 12, 2015. If the Offer is fully subscribed and no Shares are validly tendered and accepted, the maximum and minimum number of LLC Units the Company is offering to purchase under the Offer represents approximately 47.61% and 42.54%, respectively, of the total number of LLC Units not held by the Company issued and outstanding as of March 12, 2015.

In connection with the Offer and as noted above, the LLC will repurchase from the Company a number of LLC Units held by the Company equal to the number of Securities validly tendered and accepted for purchase in the Offer. Accordingly, after the Offer, a holder of LLC Units will continue to have the right to exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis. See Sections 2 and 11.

The Company’s Shares are listed on the Nasdaq under the symbol “MBUU.” On March 12, 2015, the reported closing price of the Company’s Shares was $21.69 per Share. The LLC Units are not publicly traded, however, pursuant to the exchange agreements dated as of February 5, 2014 entered into between the LLC and the Pre-IPO Owners (and certain permitted transferees thereof), each Pre-IPO Owner has the right to exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis, subject to certain adjustments, and subject to the Company’s option for a cash payment equal to the market value of the Class A Common Stock, except in the event of a change in control.

You are urged to obtain current market quotations for the Company’s Shares before deciding whether, and at what price or prices, to tender your Securities pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Securities; Purchase Price; Proration

General. Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $21.00 and not more than $23.50 per Share or LLC Unit) that we will pay or cause to be paid for Securities validly tendered in the Offer and not validly withdrawn, taking into account the number of Securities tendered pursuant to Auction Tenders and the prices specified by stockholders and unitholders tendering Securities pursuant to Auction Tenders.

The Purchase Price will be the lowest price per Share or LLC Unit of not less than $21.00 and not more than $23.50 per Share or LLC Unit that will enable us to purchase the maximum number of tendered Securities having an aggregate purchase price of no more than $70.0 million. Only Securities validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Securities validly tendered pursuant to the Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all stockholders and unitholders who have validly tendered and not validly withdrawn their Securities pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to any applicable withholding taxes, for all Shares and LLC Units purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Under a Purchase Price Tender, Securities will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chances that your Securities will be purchased by us in the Offer, you should validly tender your Securities pursuant to a Purchase Price Tender. Securities tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.00 per Share or LLC Unit (which is the minimum price per Share or LLC Unit under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Securities being purchased at the minimum price in the Offer. In addition, if more than $70.0 million in value of Securities are tendered in the Offer at or below the Purchase Price, we reserve the right, in our sole discretion, to increase the Aggregate Purchase Price of the Securities purchased in the Offer and thereby increase the number of Shares and LLC Units we purchase by no more than 2% of the aggregate of our outstanding Shares and LLC Units, respectively, without extending the Expiration Time.

Securities acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Securities to stockholders or unitholders, as the case may be, of record on or prior to the date on which the Securities are purchased under the Offer, shall be for the account of such stockholders or unitholders, as the case may be. See Section 8.

The Offer is not conditioned upon any minimum number of Securities being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Number of Securities. All of our issued and outstanding Shares and LLC Units not held by the Company may be purchased by us up to an amount that will not result in an Aggregate Purchase Price of more than $70.0 million. As of March 12, 2015, there were 15,608,650 Shares issued and outstanding and 7,001,844 LLC Units not held by the Company issued and outstanding. Of the outstanding LLC Units, 288,136 LLC Units are not vested and therefore not eligible to participate in the Offer, resulting in a total of 22,322,358 Securities eligible for this Offer. The Company also holds 15,608,650 LLC Units but the Company will not participate in the Offer. However, the LLC will purchase from the Company and cancel a number of LLC Units held by the Company equal to the total number of Securities purchased in this Offer.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if Securities having an aggregate purchase price of less than $70.0 million are validly tendered and not validly withdrawn, we will buy or cause to buy all Shares and LLC Units validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of Securities validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $70.0 million:

•	First, we will purchase or cause to purchase all Securities tendered by any Odd Lot Holder (as defined below) who:

•	validly tenders and does not validly withdraw prior to the Expiration Time all Securities owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Securities owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer of Shares through DTC, an Agent’s Message (as defined in Section 3).

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase or cause to be purchased all other Securities validly tendered and not validly withdrawn prior to the Expiration Time at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares and LLC Units as described below, until we have purchased or caused to be purchased Securities resulting in an aggregate purchase price of $70.0 million.

•	Third, only if necessary to permit us to purchase or cause to be purchased Securities resulting in an aggregate purchase price of $70.0 million, Securities conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not validly withdrawn prior to the Expiration Time, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders and unitholders whose Securities are conditionally tendered must have validly tendered and not validly withdrawn all of their Securities prior to the Expiration Time.

As a result of the foregoing priorities applicable to the purchase of Securities tendered, it is possible that all of the Securities that a stockholder or unitholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Securities, it is possible that none of those Securities will be purchased.

Odd Lots. The term “odd lots” means all Securities validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 Shares or LLC Units and so certified in the appropriate place on the Letter of Transmittal (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Securities owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered Securities. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares or LLC Units in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares or LLC Units. By tendering in the Offer, an Odd Lot Holder who holds Securities in his or her name and tenders such Securities directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their Securities in market transactions. Any Odd Lot Holder wishing to tender all of his or her Securities pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal.

Proration. If proration of tendered Securities is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares or LLC Units, as the case may be, and subject to conditional tenders described in Section 6, proration for each stockholder or unitholder tendering Securities at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of Securities to be purchased by us (excluding Shares and LLC Units purchased from Odd Lot Holders) to the number of Securities validly tendered and not validly withdrawn by all stockholders or unitholders, as the case may be (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders and unitholders (other than Odd Lot Holders) validly tendering Securities at or below the Purchase Price to determine the number of Securities that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of Securities validly tendered and not validly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any Securities purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders and unitholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares or LLC Units that we will purchase from a stockholder or unitholder, as the case may be, pursuant to the Offer may affect the United States federal income tax consequences of the purchase to the stockholder or unitholder and, therefore, may be relevant to a stockholder’s and a unitholder’s decisions whether or not to tender Securities and whether or not to condition any tender upon our purchase of a stated number of Securities held by such stockholder or unitholder. The Letter of Transmittal affords each stockholder and unitholder who tenders Securities registered in such stockholder’s or unitholder’s name directly to the Depositary the opportunity to designate the order of priority in which Securities tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Securities being purchased. If because of proration, the minimum number of Securities designated will not be purchased, we may accept conditional tenders by random lot, if necessary. To be eligible for purchase by random lot, stockholders and unitholders whose Securities are conditionally tendered must have validly tendered all of their Securities. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Securities and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list, the Company’s in-house ledger of the LLC Units or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Securities.

2. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. The Board of Directors and the Company, as the sole managing member of the LLC, believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity. The primary purpose of the Offer is to return cash to our stockholders and the LLC’s unitholders by providing them with the opportunity to tender all or a portion of their Securities and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders and unitholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations.

After the Offer is completed, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, the Company’s management and the Board of Directors took into account the expected financial impact of the Offer on our liquidity.

Where Securities are tendered by the registered owner of those Securities directly to the Depositary, the sale of those Securities in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any Odd Lot Holders who hold Securities registered in their names and tender their

Securities directly to the Depositary and whose Securities are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might apply to sales of their Securities in market transactions.

In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer, and if the Company completes the Offer, will therefore realize a proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. Similarly, unitholders who do not have their LLC Units purchased in the Offer will realize a proportionate increase in (i) their relative economic interest in the LLC following the purchase of LLC Units pursuant to the Offer and (ii) their voting interest in the Company following the purchase of LLC Units pursuant to the Offer.

After completing the Offer, the Company may purchase additional Securities in the open market subject to market conditions. We may also purchase Securities in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders and unitholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions.

The Board of Directors and the Company, as the LLC’s sole managing member, have authorized the Offer. However, none of the Company, the Board of Directors, the LLC, the Dealer Manager, the Depositary or the Information Agent or any of their affiliates makes any recommendation to you as to whether to tender or refrain from tendering your Securities or as to the price or prices at which you may choose to tender your Securities. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Securities and, if so, how many Shares or LLC Units to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Certain Effects of the Offer. Security holders who do not tender their Securities in the Offer and Security holders who otherwise retain an equity interest in the Company and/or the LLC as applicable as a result of a partial tender of Securities or proration will continue to be owners of the Company and/or the LLC as applicable and be subject to the risks of such ownership. If we complete the Offer, the stockholders will realize an automatic proportionate increase in (i) their relative ownership interest in the Company following the purchase of Shares pursuant to the Offer and (ii) their relative economic interest in the LLC following the purchase of Shares pursuant to the Offer. If we complete the Offer, the unitholders will realize a proportionate increase in (i) their relative economic interest in the LLC following the purchase of LLC Units pursuant to the Offer and (ii) their voting interest in the Company following the purchase of LLC Units pursuant to the Offer. These Security Holders will bear the attendant risks associated with the increased interest.

Stockholders may be able to sell non-tendered Shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to the Company’s stockholders pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future. Unitholders may be able to sell non-tendered LLC Units in the future or exchange the LLC Units for the Company’s Shares pursuant to the exchange agreement, subject to the conditions outlined in the limited liability company agreement, at a net price that may be more or less favorable than the Purchase Price to be paid to the LLC’s unitholders pursuant to the Offer. We can give no assurance as to the price at which a unitholder may be able to sell or exchange its LLC Units in the future. See Section 11.

The Offer will reduce the Company’s “public float” (the number of Shares of the Company’s Class A Common Stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of the Company’s stockholders and the LLC’s unitholders.

The Company’s and the LLC’s directors and executive officers, as well as the Company’s and the LLC’s affiliates, including Black Canyon Capital LLC, who own Shares or LLC Units may participate in the Offer on the same basis as the Company’s and the LLC’s other securityholders. Black Canyon Capital LLC has indicated that it intends to tender all of the Shares and LLC Units that it beneficially owns at the minimum purchase price per Share or LLC Unit in the Offer. Entities affiliated with Black Canyon Capital LLC beneficially own 1,692,438 Shares and 2,640,806 LLC Units. If Black Canyon Capital LLC tenders all of its Shares and LLC Units as indicated and we do not increase the Aggregate Purchase Price for the Offer (which the Company currently has no intention to do), then the Purchase Price for the Offer will be $21.00 per Share or LLC Unit. The Company and the LLC do not presently know whether their directors, executive officers and affiliates, other than Black Canyon Capital LLC, intend to tender their beneficially owned Securities in connection with the Offer. See Section 11.

The Company’s and LLC’s directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their Securities from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders and unitholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of the Company’s and LLC’s directors and executive officers will proportionately increase as a percentage of the Company’s outstanding Class A Common Stock and the LLC’s outstanding LLC Units following the consummation of the Offer. See Section 11.

Malibu Boats, Inc. was incorporated as a Delaware corporation on November 1, 2013 in anticipation of the IPO to serve as a holding company that owns only an interest in the LLC. The Company, as sole managing member of the LLC, operates and controls all of the business and affairs and consolidates the financial results of the LLC. As of March 12, 2015, the Company held approximately 69.0% of the economic interest in the LLC, and the other LLC unitholders held approximately 31.0% of the economic interests in the LLC.

The LLC has a single class of LLC Units and the limited liability company agreement of the LLC provides that the conduct, control and management of the LLC is vested exclusively in Malibu Boats, Inc., as sole managing member. The other members of the LLC do not have the right to remove the sole managing member for any reason.

In connection with the Company’s IPO, the Company and the Pre-IPO Owners of the LLC entered into an exchange agreement under which (subject to the terms of the exchange agreement) each Pre-IPO Owner of the LLC (and certain permitted transferees thereof) generally has a right to exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications or, at the option of the Company, except in the event of a change in control, for a cash payment equal to the market value of the Class A Common Stock.

The certificate of incorporation of the Company authorizes two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of the Company’s Class A Common Stock and Class B Common Stock have voting power over the Company, the sole managing member of the LLC, at a level that is consistent with their overall equity ownership of its business. Each Pre-IPO Owner that currently holds LLC Units also holds one share of Class B Common Stock of the Company, each of which provides its owner with no economic rights but entitles the holder to one vote on matters presented to stockholders of the Company for each LLC Unit held by such holder. Pursuant to the Company’s certificate of incorporation and bylaws, each share of Class A Common Stock entitles the holder to one vote with respect to each matter presented to the Company’s stockholders on which the holders of Class A Common Stock are entitled to vote. Each holder of Class B Common Stock is entitled to the number of votes equal to the total number of LLC Units held by such holder multiplied by the exchange rate specified in the exchange agreement with respect to each matter presented to the Company’s stockholders on which the holders of Class B Common Stock are entitled to vote. Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold. As the LLC members sell LLC Units to us, including pursuant to the Offer, or subsequently exchange LLC Units for shares of Class A Common Stock of the Company pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B Common Stock is automatically and correspondingly reduced. However, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s Class A Common Stock are entitled to share equally, identically and ratably in any dividends or distributions (including in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs) that the Board of Directors may determine to issue from time to time, while holders of the Company’s Class B Common Stock do not have any right to receive dividends or other distributions.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we believe that our purchase of Securities pursuant to the Offer will not result in delisting of the Company’s remaining Shares on Nasdaq. The Company’s Class A Common Stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to the Company’s stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of the Company’s stockholders. We believe that the Company’s purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, the Company having determined that the consummation of the Offer will not cause the Company’s Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer will become treasury stock of the Company and will be available to us without further stockholder action, except as required by applicable law or the rules of Nasdaq or any securities exchange on which the Shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company’s business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. The Company has no current plans for the Shares purchased in the Offer.

LLC Units acquired by the Company pursuant to the Offer will be retained by the Company.

In accordance with the LLC’s limited liability company agreement, the LLC will, immediately prior to the repurchase of Class A Common Stock in this Offer, redeem a number of LLC Units held by the Company equal to the number of Shares repurchased by the Company in the Offer, at an aggregate purchase price equal to the aggregate purchase price paid for the Class A Common Stock being repurchased by the Company (plus any expenses related thereto). The LLC will also, immediately prior to the repurchase of LLC Units in this Offer, repurchase a number of LLC Units held by the Company equal to the number of LLC Units repurchased by the Company in the Offer, at an aggregate purchase price equal to the aggregate purchase price of the LLC Units being repurchased by the Company.

Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, the Company and the LLC currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or the LLC or any of the Company’s or the LLC’s material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or the LLC or any of the Company’s or the LLC’s subsidiaries;

•	any material change in the present dividend rate or policy of the Company or the LLC, or the Company’s or the LLC’s indebtedness or capitalization;

•	any change in the present Board of Directors or management of the Company or the LLC, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s or the LLC’s corporate structure or business;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the LLC, or the disposition by any person of securities of the Company or the LLC, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans; or

•	any changes in the Company’s Certificate of Incorporation or Bylaws, or the LLC’s Certificate of Formation, the First Amended and Restated Limited Liability Company Agreement, as amended or other governing instruments or other actions that could impede the acquisition of control of the Company and the LLC.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Securities

Valid Tender of Securities. For Securities to be tendered validly in the Offer, (i) the certificates for the Securities or the confirmation of receipt of the Securities pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer of Shares through DTC, and (ii) any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each stockholder or unitholder who is tendering (i) certificates for the Securities, (ii) book-entry Shares through DTC not pursuant to an Agent’s Message nor ATOP or (iii) non-certificated LLC Units to the Depositary, and who desires to tender Securities in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender” indicating the price (in increments of $0.10) at which Securities are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Securities at the minimum price of $21.00 per Share or LLC Unit. A tender of Securities not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders and unitholders who validly tender Securities without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders and unitholders wish to maximize the chance that their Securities will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Securities tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $21.00 per Share or LLC Unit (which is the minimum price per Share or LLC Unit under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Securities being purchased at the minimum price in the Offer. See Section 8 for recent market prices for shares of the Company’s Class A Common Stock. If tendering stockholders or unitholders, as the case may be, using a Letter of Transmittal wish to indicate a specific price (in increments of $0.10) at which their Securities are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tender.” Tendering stockholders and unitholders should be aware that this election could result in none of their Securities being purchased if the Purchase Price selected by us for the Securities is less than the price selected by the stockholder or unitholder. A stockholder or unitholder not tendering directly through DTC using ATOP who wishes to tender Securities at more than one price must complete a separate Letter of Transmittal for each price at which Securities are being tendered. A stockholder tendering Shares through DTC using ATOP who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders and unitholders may contact the Depositary for additional instructions.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

All LLC Units are registered in the holder’s name and held in non-certificated form, except in limited instances, if any, where the sole managing member has caused the LLC to issue certificates to a holder pursuant to the limited liability company agreement of the LLC. All unitholders whose LLC Units are held in non-certificated form must use a Letter of Transmittal to tender his or her LLC Units as described in the paragraphs above and must tender his or her LLC Units through book-entry delivery form with the Depositary, as described below.

Odd Lot Holders must tender all of their Securities and also complete the section entitled “Odd Lots” in the Letter of Transmittal or ATOP transfer, as applicable, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders and unitholders may tender Securities subject to the condition that all or a specified minimum number of Securities be purchased. Any stockholder or unitholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s and unitholder’s responsibility to determine the minimum number of Securities to be purchased. You are urged to consult your own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. If a certificate for Securities is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Securities not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power or unit certificate, as applicable, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Securities tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	Securities are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Securities (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, or in the case of LLC Units in non-certificated form, timely confirmation of the LLC Units credited on the in-house ledger, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer of Shares through DTC, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares of the Company’s Class A Common Stock or the LLC Units, as the case may be, the Letter of Transmittal and any other required documents, including delivery through DTC or through the in-house ledger, is at the sole election and risk of the tendering stockholder or unitholder. Securities will be deemed delivered only when actually received by the Depositary (including, a confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, or in the case of LLC Units in non-certificated form, timely confirmation of the LLC Units credited on the in-house ledger). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for Shares or LLC Units, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery.

Shares.

The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against that participant.

LLC Units.

LLC Units are held in non-certificated form, except in limited circumstances. The non-certificated LLC Units are maintained in the LLC’s in-house ledger. Based on the in-house ledger, and upon receipt of the applicable documentation outlined above, the Company will cause the LLC Units to be credited, on the in-house ledger. A validly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time.

The confirmation of a book-entry transfer of (i) Shares into the Depositary’s account at DTC and (ii) LLC Units into the in-house ledger are each referred to in this Offer to Purchase as a “book-entry confirmation,” as the context may require. In respect of the Shares, delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

Stockholders and unitholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Unit Awards. Each outstanding stock unit award with respect to a share of Class A Common Stock represents the contractual right to receive a share of Class A Common Stock in the future, subject to the satisfaction of any applicable vesting requirements. Because stock unit awards are not actual shares of Class A Common Stock, holders of stock unit awards may not tender the Shares underlying such stock unit awards in the Offer. If Shares underlying the stock unit awards have vested and been issued to you by the Company prior to the Expiration Time, you may tender some or all of such Shares in the Offer. See “—Valid Tender of Securities” above.

Unvested LLC Units. Holders of unvested LLC Units may not tender their unvested LLC Units in the Offer. If the unvested LLC Units vest prior to the Expiration Time, you may tender some or all of such LLC Units in the Offer.

Return of Unpurchased Securities. If any tendered Securities are not purchased, or if less than all Securities evidenced by a stockholder’s or unitholder’s certificates are tendered, certificates for unpurchased Securities will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Securities, or, in the case of (i) Shares tendered by book-entry transfer at DTC or (ii) LLC Units tendered by book-entry credited to the in-house ledger, the Securities will be credited to the appropriate account maintained by the tendering stockholder or unitholder, or, in the case of Shares, at DTC, in each case without expense to the stockholder or unitholder.

United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, a portion of the gross proceeds payable to a tendering stockholder, unitholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) (currently at a rate of 28%), unless the stockholder, unitholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payor), and any other required information and certifies under penalties of perjury that the number is correct or otherwise establishes an exemption. Therefore, each tendering stockholder or unitholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal (or such other IRS form as may be applicable) so as to provide the information and certification necessary to avoid backup withholding, unless the stockholder or unitholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the stockholder or unitholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders of Shares (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that holder must submit an appropriate IRS Form W-8 (with any required attachments), signed under penalties of perjury, attesting to that holder’s exempt status. IRS Forms W-8 can be obtained from the IRS website at www.irs.gov. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Stockholders and unitholders are urged to consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding tax.

For a discussion of United States federal income tax consequences to tendering stockholders and unitholders, see Section 14.

United States Federal Withholding Tax on Payments to Non-United States Holders of Shares. A payment made to a Non-United States Holder of Shares pursuant to the Offer will be subject to United States federal income and withholding tax unless the Non-United States Holder meets the “complete redemption,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test described in Section 14. If a Non-United States Holder tenders Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such United States broker or other nominee will generally be the withholding agent for the payment made to the Non-United States Holder pursuant to the Offer. Such United States brokers or other nominees may withhold or require certifications in this regard. Non-United States Holders tendering Shares held through a United States broker or other nominee should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-United States Holder tenders Shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a properly completed original of the applicable IRS Form W-8 (or other applicable form) before any payment is made, the Depositary, or other withholding agent, will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (a) (i) the Non-United States Holder properly certifies as to its compliance with or the availability of an exemption under FATCA (as discussed in Section 14 below) and (ii) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under an applicable tax treaty or (b) the Depositary, or other withholding agent, determines that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (see Section 14).

To obtain an exemption from withholding under FATCA (as discussed in Section 14 below) and to certify as an entitlement to a reduced rate of withholding under a tax treaty, a Non-United States Holder of Shares must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8BEN or W-8BEN-E (and/or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder of Shares must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8ECI (or successor form) before the payment is made. A Non-United States Holder of Shares that qualifies for an exemption from withholding on these grounds generally will be required to file a United States federal income tax return and generally will be subject to United States federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder, and in the case of Non-United States Holder of Shares that is an entity treated as a foreign corporation for United States federal income tax purposes, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-United States Holder of Shares may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if the Non-United States Holder (a) meets any of the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the transaction as a sale or exchange (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to United States federal income tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders of Shares are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including their eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Securities to be accepted, the Purchase Price to be paid for Securities to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Securities will be determined by us, in our sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for payment of or payment for any Securities which it determines may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Securities. We reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Securities, whether or not we waive similar defects or irregularities in the case of any other stockholder or unitholder. No tender of Securities will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or unitholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Securities. None of the Company, the LLC, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s and Unitholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless, at the time of tender and at the end of the proration period (the “Proration Period”) or period during which such securities are accepted by lot, such person has a “net long position” (i.e., more securities held in long positions than in short positions) in (1) a number of securities that is equal to or greater than the amount tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of securities (“Equivalent securities”) that are equal to or greater than the number of securities tendered and, upon the acceptance of such tender, will acquire such securities by conversion, exchange, or exercise of such Equivalent securities and will deliver or cause to be delivered such securities so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s or unitholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s or unitholder’s representation and warranty to us that (i) such stockholder or unitholder has a “net long position” in a number of securities or Equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4. Our acceptance for payment of securities tendered in the Offer will constitute a binding agreement between the tendering stockholder or unitholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates. If any certificate representing securities has been lost or destroyed, the stockholder or unitholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders and unitholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for the Securities, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the LLC, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to the Company, the LLC, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4. Withdrawal Rights

Securities tendered in the Offer may be withdrawn at any time prior to the Expiration Time, unless we extend the Offer, in which case you may withdraw your Securities until the Expiration Time, as extended. In addition, upon the expiration or termination of the Offer, unless we have already accepted your tendered Securities for payment, you may withdraw your tendered Securities at any time after 12:00 midnight, New York City time, on May 7, 2015. Except as otherwise provided in this Section 4, tenders of Securities pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal or a properly transmitted “Request Message” through DTC’s ATOP system must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary, and any notice of withdrawal, including a “Request Message,” must specify the name of the tendering stockholder or unitholder, the number of Securities to be withdrawn, the price at which such Securities were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the Securities to be withdrawn, if different from the person who tendered the Securities. A written or facsimile notice of withdrawal must be delivered to the Depositary at its address on the back cover page of this Offer to Purchase. A stockholder or unitholder who has tendered Securities at more than one price must complete a separate notice of withdrawal for Securities tendered at each price. If the certificates for the Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder or unitholder also must submit the serial numbers shown on those particular certificates for the Securities to be withdrawn and, unless an Eligible Institution has tendered those Securities, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Securities have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify (i) in the case of Shares tendered through DTC, the name and the number of the account at DTC or (ii) in the case of LLC Units tendered by book-entry credited to the in-house ledger, the name, to be credited with the withdrawn Securities and must otherwise comply with the in-house ledger procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Securities by any stockholder or unitholder, whether or not we waive similar defects or irregularities in the case of any other stockholder or unitholder. None of the Company, the LLC, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Securities validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn Securities may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Securities, or are unable to purchase Securities pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Securities on our behalf, and such Securities may not be withdrawn, except to the extent tendering stockholders and unitholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered Securities promptly after the termination of the Offer).

5. Purchase of Securities and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for Securities validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of Securities so tendered and the prices specified by tendering stockholders and unitholders and (2) accept for payment and pay an aggregate purchase price of up to $70.0 million for Securities that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Securities that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Securities for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay or cause to be paid the Purchase Price per Share or LLC Unit for all of the Securities accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Securities tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for the Securities, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at DTC and the LLC Units into the in-house ledger, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer of Shares through DTC, an Agent’s Message, and (3) any other required documents.

We will pay or cause to be paid for Securities purchased pursuant to the Offer by depositing the Aggregate Purchase Price for the Securities with the Depositary, which will act as agent for tendering stockholders and unitholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders and unitholders.

In the event of proration, we will determine the proration factor and pay for those tendered Securities accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any Securities purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all Securities tendered and not purchased, including all Securities tendered at prices in excess of the Purchase Price and Securities not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, or, in the case of LLC Units tendered by book-entry transfer, will be credited on the in-house ledger, to the tendering stockholder or unitholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay or cause to be paid interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase Securities pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Securities purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Securities are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6. Conditional Tender of Securities

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Securities purchased pursuant to the Offer. A stockholder or unitholder may tender Securities subject to the condition that all or a specified minimum number of the stockholder’s or unitholder’s Securities tendered must be purchased if any Securities tendered are purchased. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the United States federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for Shares sold pursuant to the Offer treated as received in a sale or exchange of such Shares by the stockholder, rather than as a distribution to the stockholder, for United States federal income tax purposes. Any stockholder or unitholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Securities that must be purchased if any Securities are to be purchased. After the Expiration

Time, if the number of Securities validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $70.0 million, so that we must prorate our acceptance of and payment for tendered Securities, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all Securities validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of Securities to be purchased from any tendering stockholder or unitholder below the minimum number specified by that stockholder or unitholder, the Securities conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Securities tendered by a stockholder or unitholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder or unitholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining Securities validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Securities to be purchased to fall below an aggregate purchase price of $70.0 million, then, to the extent feasible, we will select enough of the Securities conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Securities that would result in an aggregate purchase price of $70.0 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder or unitholder as a single lot, and will limit our purchase in each case to the designated minimum number of Securities to be purchased. To be eligible for purchase by random lot, stockholders and unitholders whose Securities are conditionally tendered must have validly tendered all of their Securities.

7. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay or cause to be paid for any Securities tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Securities tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	the Malibu Financing Condition shall not have been satisfied at least five business days prior to the Expiration Time;

•	there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Securities pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Securities pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Securities;

•	our acceptance for payment, purchase or payment for any Securities tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Securities thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Securities pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•	the commencement, on or after March 12, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•	any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, or prospects or in ownership of our Securities, which in our reasonable judgment is or may be materially adverse to us;

•	in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

•	any decrease of more than 10% in the market price for the Company’s Class A Common Stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on March 12, 2015;

•	a tender or exchange offer for any or all of the Company’s outstanding Class A Common Stock or the LLC’s outstanding limited liability company interests (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of the Company’s outstanding Class A Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of the Company’s Class A Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of the consummation of the Offer and other than anyone who publicly disclosed such ownership in a filing with the SEC on or before March 12, 2015), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 12, 2015 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of the Company’s Class A Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the

Offer), beneficial ownership of an additional 1% or more of the Company’s outstanding Class A Common Stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•	we shall have determined that the consummation of the Offer and the purchase of the Securities pursuant to the Offer is likely, in our reasonable judgment, to cause the Company’s Class A Common Stock to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders or unitholders, as the case may be.

8. Price Range of Securities; Dividends

The Company’s Class A Common Stock has been traded on the Nasdaq under the symbol “MBUU” since January 31, 2014. Prior to that date, there was no public trading market the Company’s Class A Common Stock. The following table sets forth the high and low sales prices for the Company’s Class A Common Stock as reported by the Nasdaq for the periods indicated.

	High	Low
Fiscal Year Ending June 30, 2015
Third quarter (through March 12, 2015)	$22.82	$18.20
Second quarter	19.49	16.16
First quarter	21.88	17.14
Fiscal Year Ending June 30, 2014
Fourth quarter	$23.49	$18.39
Third quarter (from January 31, 2014)	24.90	16.67

On March 12, 2015, the reported closing price of the Company’s Class A Common Stock on the Nasdaq was $21.69 per Share. As of March 12, 2015, the Company had approximately four holders of record of the Company’s Class A Common Stock and 43 holders of the LLC Units, and each holder of LLC Units has one share of the Company’s Class B Common Stock.

The LLC Units are not publicly traded, however, pursuant to the exchange agreement dated as of February 5, 2014 entered into between the LLC and the Pre-IPO Owners, each Pre-IPO Owner has the right to exchange its LLC Units for Shares on a one-for-one basis, subject to certain adjustments, and subject to the Company’s option for a cash payment equal to the market value of the Shares, except in the event of a change in control. See Section 11.

The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose Shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. You are urged to obtain current market quotations for the Company’s Class A Common Stock before deciding whether, and at what price or prices, to tender your Securities pursuant to the Offer.

Dividends. Malibu Boats, Inc. has never declared or paid any cash dividends on its capital stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of the Board of Directors, subject to applicable law and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that the Board of Directors may deem relevant. In addition, our credit facility restricts the Company’s ability to pay dividends on its capital stock in certain cases. Malibu Boats, Inc. is a holding company and has no material assets other than its ownership of LLC Units. The Company intends to cause the LLC to make distributions to the Company in an amount sufficient to cover cash dividends, if any, declared by the Company. If the LLC makes such distributions to the Company, the other holders of LLC Units will be entitled to receive equivalent distributions on a pro rata basis. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s Class A Common Stock are entitled to share equally, identically and ratably in any dividends or distributions (including in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs) that the Board of Directors may determine to issue from time to time, while holders of the Company’s Class B Common Stock do not have any right to receive dividends or other distributions.

9. Source and Amount of Funds

The Offer is subject to the Malibu Financing Condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Securities, together with related fees and expenses, to be approximately $71.1 million. We also expect to incur approximately $1.1 million in fees and expenses related to the entering into of the Credit Agreement (as defined below). We plan to fund any purchase of Securities pursuant to the Offer, including the related fees and expenses, using funds borrowed by Malibu Boats, LLC, a wholly owned subsidiary of the LLC, under the term loan facility to be provided under the Credit Agreement of Malibu Boats, LLC. Malibu Boats, LLC intends to distribute proceeds from the term loan facility to the LLC to permit the LLC to purchase from the Company a number of LLC Units held by the Company equal to the number of Securities validly tendered and accepted in the Offer. The Company will then use the proceeds from the LLC’s purchase of such LLC Units to fund the Aggregate Purchase Price. The expected terms of the Credit Agreement are described below. The Credit Agreement is currently expected to close and fund at least five business days prior to the Expiration Time substantially concurrently with the Company’s waiver of the Malibu Financing Condition. If the Malibu Financing Condition has not been satisfied when there are only five business days remaining in the Offer, we plan to amend the Tender Offer Statement on Schedule TO to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary. The Company has no alternative financing arrangements or plans other than those described below.

In connection with the Offer, Malibu Boats, LLC, as borrower, and the LLC and certain subsidiaries of the Borrower, as guarantors, intend to enter into an amended and restated credit agreement (the “Credit Agreement”) to its Existing Credit Agreement, with SunTrust Bank, as administrative agent, and a syndicate of banks led by SunTrust Bank, pursuant to which the lenders will provide to Malibu Boats, LLC a revolving credit facility up to $25.0 million and a term loan facility up to $80.0 million, each, with a five-year term. The proceeds of the Credit Agreement will be used, among other things, to fund the Offer, to refinance the Existing Credit Agreement of Malibu Boats, LLC and to provide for working capital and general corporate purposes. The new term loan facility will require us to repay the term loan with any proceeds from the term loan that are not used for the Offer, refinancing the loans under the Existing Credit Agreement or related fees and expenses for such refinancing or the Offer. If the Offer is fully subscribed, we do not expect to have any remaining proceeds from the term loan after completing the Offer. As of December 31, 2014, $20.0 million was outstanding under the Existing Credit Agreement of Malibu Boats, LLC.

We expect borrowings under the Credit Agreement to bear interest at a rate equal to either, at our option, (i) the highest of the prime rate, the Federal Funds Rate plus 0.5% or one-month LIBOR plus 1% or (ii) LIBOR, in each case plus the applicable margin, to be defined in the Credit Agreement. The Company is not a party to the Existing Credit Agreement and will not be a party to the Credit Agreement. As with the Existing Credit Agreement, the obligations of Malibu Boats, LLC under the Credit Agreement, including the new term loan facility, will be guaranteed by its parent, the LLC, and, subject to certain exceptions, the present and future domestic subsidiaries of Malibu Boats, LLC, including Malibu Boats Domestic International Sales Corp. and Malibu Australian Acquisition Corp., and all such obligations will be secured by substantially all of the assets of the LLC, Malibu Boats, LLC and such subsidiary guarantors pursuant to a security agreement and other collateral documents.

We expect the Credit Agreement will permit prepayment of the new term loan facility without any penalties. We also expect the Credit Agreement will contain certain customary representations and warranties, and notice requirements for the occurrence of specific events such as the occurrence of any event of default, or pending or threatened litigation. The Credit Agreement will also require compliance with certain financial covenants that we believe are customary for facilities and transactions of this type, including a minimum ratio of EBITDA to fixed charges and a maximum ratio of total debt to EBITDA. The Credit Agreement will contain certain restrictive covenants, which, among other things, place limits on certain activities of the loan parties under the Credit Agreement, such as the incurrence of additional indebtedness and additional liens on property and limit the future payment of dividends or distributions. For example, the Credit Agreement will generally prohibit the LLC, Malibu Boats, LLC and the subsidiary guarantors from paying dividends or making distributions, including to the Company. The Credit Agreement will permit, however, distributions based on a member’s allocated taxable income and also include carve-outs to permit certain other distributions.

10. Certain Information Concerning the Company and the LLC; Certain Financial Information

For purposes of this Section 10, references to “we”, “our” or “us” mean Malibu Boats, Inc. and its subsidiaries.

We are a leading designer, manufacturer and marketer of performance sport boats. Our boats are used for water sports, including water skiing, wakeboarding and wake surfing, as well as general recreational boating. We earn revenue and generate profits from the sale of our high performance boats under two brands—Malibu and Axis. Our flagship Malibu brand boats offer our latest innovations in performance, comfort and convenience, and are designed for consumers seeking a premium boating experience. Our Axis brand of boats are designed to appeal to consumers who desire a more affordable product but still demand high performance, functional simplicity and the option to upgrade key features. We continue to focus on innovation and invest in product development to expand the market for our products by introducing consumers to new and exciting recreational activities.

We offer our boats for sale through an extensive network of independent dealers in North America and throughout the world. We offered our boats through an exclusive licensee in Australia that is one of the largest performance sport boat manufacturers in that country until October 23, 2014, when we acquired it and it became a subsidiary of the Company. Following the acquisition, Malibu Boats Pty Ltd.‘s results are included in the Company’s consolidated financial results. Our boats are the exclusive performance sport boats offered by the majority of our dealers.

The Company and LLC’s principal executive office is located at 5075 Kimberly Way, Loudon, Tennessee 37774. Our telephone number is (865) 458-5478.

Historical Financial Information. The information, including financial statements, under (i) Part II, Item 8 “Financial Statements and Supplementary Data” and Part IV, Item 15 “Exhibits, Financial Statement Schedules” in our Annual Report on Form 10-K for the year ended June 30, 2014 and (ii) Part I, Item 1 “Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2014 is incorporated herein by reference.

Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the fiscal years ended June 30, 2014, 2013 and 2012 and the six-month periods ended December 31, 2014 and 2013, and our consolidated balance sheet data as of December 31, 2014 and June 30, 2014. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, as incorporated by reference herein under “—Historical Financial Information.” Financial data for the six-month periods ended December 31, 2014 and 2013 and our consolidated balance sheet data as of December 31, 2014 are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim period are not necessarily indicative of the results to be expected for the entire year. Financial data for the six months ended December 31, 2013 and fiscal years ended June 30, 2012 and 2013 reflects information presented by the LLC for the period prior to the Recapitalization (as defined in Section 11) and IPO on February 5, 2014, while data as of and for the six months ended December 31, 2014 and as of and for the fiscal year ended June 30, 2014, reflects information as presented by us for the period after the Recapitalization and IPO on February 5, 2014.

Malibu Boats, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except share data)

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2014	2013	2014		2013	2012
	(unaudited)
Net sales	$103,143	$87,242	$190,935		$167,012	$140,892
Cost of sales	76,886	64,525	140,141		123,412	110,849

Gross profit	26,257	22,717	50,794		43,600	30,043
Operating expenses:
Selling and marketing	3,669	2,942	6,098		4,937	4,071
General and administrative	10,966	5,023	39,974		14,177	8,307
Amortization	1,319	2,589	5,177		5,178	5,178

Operating income (loss)	10,303	12,163	(455)		19,308	12,487
Other income (expense):
Other	—	9	9		10	52
Interest expense	(156)	(1,773)	(2,962)		(1,334)	(1,433)

Other expense	(156)	(1,764)	(2,953)		(1,324)	(1,381)

Net income (loss) before provision for income taxes	10,147	10,399	(3,408)		17,984	11,106
Provision for income taxes	2,182	—	(2,220)		—	—

Net income (loss)	$7,965	$10,399	$(1,188)		$17,984	$11,106
Net income attributable to non-controlling interest	3,322	10,399	3,488		17,984	11,106

Net income (loss) attributable to Malibu Boats, Inc.	$4,643	$—	$(4,676)		$—	$—

Income (loss) from continuing operations per share of Class A Common Stock:
Basic	$0.67		$(0.31	)(1)
Diluted	$0.67		$(0.31	)(1)
Weighted average shares outstanding used in computing income (loss) from continuing operations per share:
Basic	15,160,143		11,055,310	(1)
Diluted	15,206,188		11,055,310	(1)
Net income (loss) per share of Class A Common Stock:
Basic	$0.31		$(0.42	)(1)
Diluted	$0.31		$(0.42	)(1)
Weighted average shares outstanding used in computing net income (loss) per share:
Basic	15,160,413		11,055,310	(1)
Diluted	15,206,188		11,055,310	(1)

(1)	For the period after the consummation of the Recapitalization (as defined in Section 11) and IPO on February 5, 2014 through June 30, 2014.

Malibu Boats, Inc. and Subsidiaries

Consolidated Balance Sheet

(In thousands, except share data)

	As of December 31, 2014	As of June 30, 2014
	(unaudited)
Current assets	$43,297	$34,310
Non-current assets	99,759	50,491

Current liabilities	32,318	42,961
Long-term debt	20,000	—
Other non-current liabilities	49,166	13,770

Stockholders’ equity attributable to Malibu Boats, Inc.	41,572	28,070
Redeemable preferred stock	—	—
Non-controlling interest	11,436	8,801

Book value per share of Class A Common Stock	2.66	2.54

Available Information. The Company is subject to the informational filing requirements of the Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to the Company’s business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and executive officers, their remuneration, including stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance units, and other awards under the Company’s equity compensation plans granted to them, the principal holders of the Company’s securities and any material interest of these persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. The Company has also filed a Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Additional information about the operation of the Public Reference Room can also be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. These reports, statements and other information are also available on the Company’s web site at www.malibuboats.com, free of charge, as soon as reasonably practicable after the electronic filing of these reports with, or furnishing of these reports to the SEC.

Incorporation by Reference. The rules of the SEC allow the Company to “incorporate by reference” information into this Offer to Purchase, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and the Company incorporates them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (including portions of the Definitive Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders, dated October 2, 2014, solely to the extent incorporated by reference therein);

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014 and December 31, 2014; and

•	the Company’s Current Reports on Form 8-K or Form 8-K/A, as applicable, as filed with the SEC on July 7, 2014 (only with respect to the Items 8.01 and 9.01 disclosure therein); July 10, 2014; September 17, 2014 (only with respect to the Item 1.01 disclosure therein); October 3, 2014; October 29, 2014; October 30, 2014 (two filings) and November 20, 2014.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s and the Company’s websites at the respective address or website set forth above.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

Our Organizational Structure. Malibu Boats, Inc. was incorporated as a Delaware corporation on November 1, 2013 in anticipation of its IPO to serve as a holding company that owns only an interest in Malibu Boats Holdings, LLC. The certificate of incorporation of Malibu Boats, Inc. authorizes two classes of common stock, Class A Common Stock and Class B Common Stock. Holders of the Company’s Class A Common Stock and Class B Common Stock have voting power over Malibu Boats, Inc., the sole managing member of the LLC, at a level that is consistent with their overall equity ownership of the Company’s business. Each Pre-IPO Owner that currently holds LLC Units also holds one share of Class B Common Stock of the Company, each of which provides its owner with no economic rights but entitles the holder to one vote on matters presented to stockholders of the Company for each LLC Unit held by such holder. Pursuant to the Company’s certificate of incorporation and bylaws, each share of Class A Common Stock entitles the holder to one vote with respect to each matter presented to the Company’s stockholders on which the holders of Class A Common Stock are entitled to vote. Each holder of Class B Common Stock is entitled to the number of votes equal to the total number of LLC Units held by such holder multiplied by the exchange rate specified in the exchange agreement with respect to each matter presented to the Company’s stockholders on which the holders of Class B Common Stock are entitled to vote. Accordingly, the holders of LLC Units collectively have a number of votes that is equal to the aggregate number of LLC Units that they hold. As the LLC members sell LLC Units to the Company or subsequently exchange LLC Units for shares of Class A Common Stock of Malibu Boats, Inc. pursuant to the exchange agreement described below, the voting power afforded to them by their shares of Class B Common Stock is automatically and correspondingly reduced. Subject to any rights that may be applicable to any then outstanding preferred stock, the Company’s Class A and Class B Common Stock vote as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise provided in the Company’s certificate of incorporation or bylaws or required by applicable law. In addition, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of the Company’s Class A Common Stock are entitled to share equally, identically and ratably in any dividends or distributions (including in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs) that the Board of Directors may determine to issue from time to time, while holders of the Company’s Class B Common Stock do not have any right to receive dividends or other distributions.

The Company is a holding company with a controlling equity interest in the LLC. The Company, as sole managing member of the LLC, operates and controls all of the business and affairs and consolidates the financial results of the LLC. The limited liability company agreement of the LLC provides that it may be amended, supplemented, waived or modified by the written consent of Malibu Boats, Inc., as managing member of the LLC, in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may materially and adversely affect the rights of a holder of LLC Units, other than on a pro rata basis with other holders of LLC Units, without the consent of such holder (unless more than one holder is so affected, then the consent of a majority of such affected holders is required). Pursuant to the limited liability company agreement of the LLC, if, at any time, any Shares are repurchased or redeemed (whether by exercise of a put or call, pursuant to an open market purchase, automatically or by means of another arrangement) by the Company for cash and subsequently cancelled, including pursuant to the Offer, then the LLC must, immediately prior to such repurchase or redemption of the Shares, redeem an equal number of LLC Units held by the Company, at an aggregate redemption price equal to the aggregate purchase or redemption price of the Shares being repurchased or redeemed by the Company (plus any expenses related thereto) and upon such other terms as are the same for the Shares being repurchased or redeemed by the Company.

Shares and LLC Units Outstanding.

•	As of March 12, 2015, the Company had 15,608,650 shares and 43 shares of its Class A Common Stock and Class B Common Stock issued and outstanding, respectively, and there were 7,001,844 LLC Units not held by the Company issued and outstanding.

•	Because the Purchase Price will only be determined after the Expiration Time, the number of Securities that will be purchased will not be known until after that time.

•	Assuming that the Offer is fully subscribed, the maximum of 3,333,333 Securities that the Company is offering to purchase under the Offer represents approximately 14.74% of the total number of Shares and LLC Units not held by the Company issued and outstanding as of March 12, 2015. Assuming that the Offer is fully subscribed, the minimum of 2,978,723 Securities that the Company is offering to purchase under the Offer represents approximately 13.17% of the total number of Shares and LLC Units not held by the Company issued and outstanding as of March 12, 2015.

•	If the Offer is fully subscribed and no LLC Units are validly tendered and accepted, the maximum and minimum number of Shares the Company is offering to purchase under the Offer represents approximately 21.36% and 19.08%, respectively, of the total number of Shares issued and outstanding as of March 12, 2015. If the Offer is fully subscribed and no Shares are validly tendered and accepted, the maximum and minimum number of LLC Units the Company is offering to purchase under the Offer represents approximately 47.61% and 42.54%, respectively, of the total number of LLC Units not held by the Company issued and outstanding as of March 12, 2015.

•	In connection with the Offer and as noted above, the LLC will repurchase from the Company a number of LLC Units held by the Company equal to the number of Securities validly tendered and accepted for purchase in the Offer. Accordingly, after the Offer, a holder of LLC Units will continue to have the right to exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis.

•	If any of the LLC Unit holders who hold LLC Units in their own name as holders of record tender their LLC Units in full and that tender is accepted in full, then the number and holders of Class B Common Stock would also be reduced.

Interests of Directors and Executive Officers. As of March 12, 2015, the Company’s and LLC’s directors and executive officers as a group (13 persons) beneficially owned an aggregate of 1,769,170 Shares and 5,510,245 LLC Units, representing approximately 32.1% of combined Shares and LLC Units not held by the Company.

The Company’s and the LLC’s directors and executive officers, as well as the Company’s and the LLC’s affiliates, including Black Canyon Capital LLC, who own Shares or LLC Units may participate in the Offer on the same basis as the Company’s and the LLC’s other securityholders. Black Canyon Capital LLC has indicated that it intends to tender all of the Shares and LLC Units that it beneficially own at the minimum purchase price per Share or LLC Unit in the Offer. Entities affiliated with Black Canyon Capital LLC beneficially own 1,692,438 Shares and 2,640,806 LLC Units. If Black Canyon Capital LLC tenders all of its Shares and LLC Units as indicated and we do not increase the Aggregate Purchase Price for the Offer (which the Company currently has no intention to do), then the Purchase Price for the Offer will be $21.00 per Share or LLC Unit.

Under a voting agreement with us, Black Canyon Management LLC is entitled to nominate to our Board of Directors a number of designees equal to (1) 20% of the total number of directors comprising our Board of

Directors for so long as specified entities affiliated with Black Canyon Management LLC (and their permitted transferees) and Messrs. Springer, Wilson and Anderson together beneficially own 15% or more of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (2) 10% of the total number of directors comprising the Board of Directors for so long as specified entities affiliated with Black Canyon Management LLC (and their permitted transferees) and Messrs. Springer, Wilson and Anderson are required to vote any of their Class A Common Stock and Class B Common Stock in favor of the director, together, beneficially own more than 5% but less than 15% of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of calculating the number of directors that Black Canyon Management LLC is entitled to nominate pursuant to this formula, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of the Board of Directors (e.g., one and one-third (1 1/3) directors equates to two directors). In addition, Black Canyon Management LLC has the right to remove and replace its director-designees at any time and for any reason and to nominate any individuals to fill any such vacancies. Messrs. Springer, Wilson and Anderson are required to vote any of their Class A Common Stock and Class B Common Stock in favor of the director or directors nominated by Black Canyon Management LLC. As of March 12, 2015, the specified entities affiliated with Black Canyon Management LLC, their permitted transferees, and Messrs. Springer, Wilson and Anderson owned (as calculated pursuant to the voting agreement) approximately 21.5% of the voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, Black Canyon Management LLC has the right to designate two of our nine directors. Messrs. Hooks and Lanigan are the two designees of Black Canyon Management LLC. Because of the intention of entities affiliated with Black Canyon Management LLC to tender all of their Shares and LLC Units at the minimum purchase price per Share or LLC Unit in the Offer, Black Canyon Management LLC is likely to lose its right to nominate 20% of the total number of our directors and may lose the right to nominate any of our directors depending on the outcome of the Offer. See “—Voting Agreement” below.

The Company and the LLC do not presently know whether their directors, executive officers and affiliates, other than Black Canyon Capital LLC, intend to tender their beneficially owned Securities in connection with the Offer.

The number of Securities, if any, to be tendered by each of the Company’s and LLC’s directors and executive officers will be determined by the individual in his or her sole discretion. Directors and executive officers of the Company and LLC who choose to tender Securities in the Offer will be treated by the Company in the same manner as all other tendering stockholders and unitholders. If we complete the Offer, each of the Company’s and LLC’s directors and executive officers who do not participate in the Offer will automatically increase their relative percentage interest in the Company and the LLC, as applicable.

The Company’s and LLC’s directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their Securities from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders and unitholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of the Company’s and LLC’s directors and executive officers will proportionately increase as a percentage of the Company’s outstanding Class A Common Stock and the LLC’s outstanding LLC Units following the consummation of the Offer. The following table sets forth information regarding the beneficial ownership of shares of the Company’s Class A Class A Common Stock and Class B Common Stock and of LLC Units of the LLC, as of March 12, 2015 by (1) each person known to the Company to beneficially own more than 5% of any class of the outstanding voting securities of Malibu Boats, Inc., (2) each of the Company’s and LLC’s directors and named executive officers and (3) all of the Company’s and LLC’s directors and executive officers as a group.

The number of shares of the Company’s Class A Common Stock and of LLC Units outstanding and the percentage of beneficial ownership is based on 15,608,650 shares of the Company’s Class A Common Stock and 22,610,494 LLC Units outstanding as of March 12, 2015. Each holder of LLC Units holds one share of the

Company’s Class B Common Stock. Each share of Class B Common Stock entitles the holder to one vote for each LLC Unit held by such holder. Accordingly, the holders of LLC Units, through their Class B Common Stock, collectively have a number of votes for matters to be voted upon by stockholders of Malibu Boats, Inc. that is equal to the aggregate number of LLC Units that they hold. Beneficial ownership reflected in the table below includes the total Shares or LLC Units held by the individual and his or her affiliates. Beneficial ownership is determined in accordance with the rules of the SEC.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each securityholder named in the following table possesses sole voting and investment power over the Securities listed. Unless otherwise noted below, the address of each person listed on the table is c/o Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.

	Class A Common Stock Beneficially Owned (1)		LLC Units Beneficially Owned (1)		Class B Common Stock Beneficially Owned	Combined Voting Power (2)
Name of Beneficial Owner	Number	%	Number	%	Number	%
5% Stockholders
Entities affiliated with Black Canyon Capital LLC (3)	1,692,438	10.8	2,640,806	11.7	3	19.2
Gilder, Gagnon, Howe & Co. LLC (4)	2,049,326	13.1	—	—	—	9.1
JP Morgan Chase & Co. (5)	1,535,931	9.8	—	—	—	6.8
Entities affiliated with Horizon Holdings, LLC (6)	—	—	2,103,418	9.3	2	9.3
Malibu Boats, Inc. (7)	—	—	15,608,650	69.0	—	—
RBC Global Asset Management (U.S.) Inc.(8)	928,718	6.0				4.1
Directors and Named Executive Officers
Jack D. Springer	—	—	282,004	1.2	1	1.2
Wayne R. Wilson	—	—	136,684	*	1	*
Ritchie L. Anderson	—	—	102,963	*	1	*
Michael K. Hooks (9)	1,703,476	10.9	2,724,287	12.0	4	19.6
Mark W. Lanigan (10)	1,703,476	10.9	2,724,287	12.0	4	19.6
Phillip S. Estes (11)	11,038	*	2,103,418	9.3	2	9.4
James R. Buch (12)	8,145	*	—	—	—	*
Ivar S. Chhina (13)	8,145	*	—	—	—	*
Michael J. Connolly (14)	11,038	*	—	—	—	*
Peter E. Murphy (15)	8,145	*	—	—	—	*
John E. Stokely (16)	8,145	*	—	—	—	*
Directors and executive officers as a group (13 persons)	1,769,170	11.3	5,510,245	24.4	12	32.1

*	Less than 1.0%
(1)	Subject to the terms of the exchange agreement, the LLC Units are exchangeable for shares of the Company’s Class A Common Stock on a one-for-one basis. Beneficial ownership of LLC Units reflected in these tables has not been reflected as beneficial ownership of shares of the Company’s Class A Common Stock for which such units may be exchanged.
(2)	Includes the voting power of each owner based on the voting power held through both the owners’ Class A Common Stock and Class B Common Stock (which Class B Common Stock reflects each owner’s holdings of LLC Units). Represents percentage of voting power of the Class A Common Stock and Class B Common Stock of Malibu Boats, Inc. voting together as a single class. The shares of Class A Common Stock carry 15,608,650 votes and the shares of Class B Common Stock carry an aggregate of 7,001,844 votes (i.e., a number of votes that is equal to the aggregate number of outstanding LLC Units other than LLC Units held by Malibu Boats, Inc.)

(3)	Shares of Class A Common Stock based on a Schedule 13D/A filed on July 15, 2014 by Black Canyon Capital LLC and its affiliated entities. Includes 1,692,438 shares of Class A Common Stock owned as follows: (i) 1,493,739 shares of Class A Common Stock held directly by The Canyon Value Realization Master Fund, L.P. (“Canyon Master Fund”); and (ii) 198,699 shares of Class A Common Stock held directly by BC-MB GP. Includes 2,640,806 LLC Units owned as follows: (i) 2,158,599 LLC Units held directly by Black Canyon Direct Investment Fund L.P. (“BC Fund”); (ii) 267,582 LLC Units held directly by Canyon Value Realization Fund, L.P. (“Canyon Fund”); and (iii) 214,625 LLC Units held directly by Loudon Partners, LLC (“Loudon Partners”). Includes three shares of Class B Common Stock, one share held directly by each of BC Fund, Canyon Fund and Loudon Partners. Black Canyon Investments L.P. (“BC Investments”), is the general partner of the BC Fund and possesses the voting power and dispositive power with respect to the securities beneficially owned by the BC Fund, including the securities held by BC-MB GP, a wholly-owned subsidiary of the BC Fund. BC Investments also possesses the voting power and dispositive power with respect to the securities beneficially owned by each of the Canyon Fund and the Canyon Master Fund, pursuant to an agreement between BC Investments and Canyon Fund and the Canyon Master Fund. As a result, BC Investments may be deemed the beneficial owner of the securities beneficially owned by the BC Fund, the Canyon Fund and the Canyon Master Fund. Black Canyon Investments LLC (“BC GP”), is the general partner of BC Investments and possesses the voting and dispositive power with respect to the securities beneficially owned by BC Investments and may be deemed the beneficial owner of the securities beneficially owned by BC Investments. Black Canyon Capital LLC, as a managing member of BC GP, possesses the voting power with respect to the securities beneficially owned by BC GP and may be deemed the beneficial owner of the securities beneficially owned by BC GP. Michael K. Hooks and Mark W. Lanigan are managing directors of Black Canyon Capital LLC and may be deemed the beneficial owners of the securities beneficially owned by BC GP. The investment committee of BC GP possesses the dispositive power with respect to the securities beneficially owned by BC GP. The investment committee of BC GP is comprised of Messrs. Hooks and Lanigan, both of whom are members of the Board of Directors, and Joshua S. Friedman and Mitchell R. Julis and, therefore, no individual member of the committee is deemed to be the beneficial owner of the securities indirectly owned by BC GP. As manager of Loudon Partners, Bradley Spencer, chief financial officer of Black Canyon Capital LLC, possesses the voting and dispositive power with respect to the securities beneficially owned by Loudon Partners. The address for each of the foregoing entities is 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067, except for Loudon Partners, which has an address of 5075 Kimberly Way, Loudon, Tennessee 37774.
(4)	Based on a Schedule 13G/A filed on February 10, 2015 by Gilder, Gagnon, Howe & Co. LLC (“Gilder”). According to the Schedule 13G/A, Gilder has sole voting and dispositive power over 20,508 shares and shared dispositive power over 2,028,818 shares. Includes 1,988,672 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 20,508 shares held in the account of the profit sharing plan of Gilder, and 40,146 shares held in accounts owned by the partners of Gilder and their families. The address of Gilder is 3 Columbus Circle, 26th Floor, New York, New York 10019.
(5)	Based on a Schedule 13G/A filed on January 15, 2015 by JPMorgan Chase & Co. on behalf of itself and its wholly owned subsidiaries, J.P. Morgan Investment Management Inc., JPMorgan Asset Management (UK) Ltd. and JPMorgan Chase Bank, National Association. According to the Schedule 13G/A, JPMorgan Chase & Co. has sole voting power over 1,393,044 shares and sole dispositive power over 1,535,931 shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.
(6)	Includes 2,103,418 LLC Units owned as follows: (i) 1,639,758 LLC Units held directly by Horizon Holdings, LLC; and (ii) 463,660 LLC Units held directly by Malibu Holdings, L.P. Includes two shares of Class B Common Stock, one share held directly by each of Horizon Holdings, LLC and Malibu Holdings, L.P. Horizon Holdings, LLC is the general partner of Malibu Holdings, L.P. and may be deemed the beneficial owner of the securities beneficially owned by Malibu Holdings, L.P. Mr. Estes, one of the Company’s directors, and James Shorin share the voting power and dispositive power with respect to the securities beneficially owned by Horizon Holdings, LLC and may be deemed the beneficial owner of the securities beneficially owned by Horizon Holdings, LLC. The address of Horizon Holdings, LLC and Malibu Holdings, L.P. is 1 Bush Street, San Francisco, California 94104.

(7)	Represents the number of LLC Units held by Malibu Boats, Inc. Malibu Boats, Inc. does not hold any Class B Common Stock.
(8)	Based on a Schedule 13G filed on February 4, 2015 by RBC Global Asset Management (U.S.) Inc. According to the Schedule 13G, RBC Global Asset Management (U.S.) Inc. has shared voting power over 621,064 shares and shared dispositive power over 928,718 shares. The address of RBC Global Asset Management (U.S.) Inc. is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.
(9)	Includes 11,038 stock units and 83,481 LLC Units held directly by Mr. Hooks. The stock units are fully vested and payable in an equivalent number of shares of the Company’s Class A Common Stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Hook’s separation from service (as defined in the Company’s director compensation policy) or (B) the occurrence of a change in control under the Company’s Incentive Plan (as defined below). As a managing director of Black Canyon Capital LLC, Mr. Hooks may also be deemed to share beneficial ownership of the Class A Common Stock, LLC Units and Class B Common Stock beneficially owned by entities affiliated with Black Canyon Capital LLC as described in (3) above. Mr. Hooks disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(10)	Includes 11,038 stock units and 83,481 LLC Units held directly by Mr. Lanigan. The stock units are fully vested and payable in an equivalent number of shares of our Class A Common Stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Lanigan’s separation from service (as defined in the Company’s director compensation policy) or (B) the occurrence of a change in control under the Incentive Plan. As a managing director of Black Canyon Capital LLC, Mr. Lanigan may also be deemed to share beneficial ownership of the Class A Common Stock, LLC Units and Class B Common Stock beneficially owned by entities affiliated with Black Canyon Capital LLC as described in (3) above. Mr. Lanigan disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(11)	Includes 11,038 shares of Class A Common Stock held directly by Mr. Estes. Mr. Estes may also be deemed to share beneficial ownership of the LLC Units and Class B Common Stock beneficially owned by entities affiliated with Horizon Holdings, LLC as described in (6) above. Mr. Estes disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(12)	Includes 8,145 stock units. The stock units are fully vested and payable in an equivalent number of shares of the Company’s Class A Common Stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Buch’s separation from service (as defined in the Company’s director compensation policy) or (B) the occurrence of a change in control under the Incentive Plan.
(13)	Includes 8,145 stock units. The stock units are fully vested and payable in an equivalent number of shares of the Company’s Class A Common Stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Chhina’s separation from service (as defined in the Company’s director compensation policy) or (B) the occurrence of a change in control under the Incentive Plan.
(14)	Includes 11,038 stock units. The stock units are fully vested and payable in an equivalent number of shares of the Company’s Class A Common Stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Connolly’s separation from service (as defined in the Company’s director compensation policy) or (B) the occurrence of a change in control under the Incentive Plan.
(15)	Includes 8,145 stock units. The stock units are fully vested and payable in an equivalent number of shares of the Company’s Class A Common Stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Murphy’s separation from service (as defined in the Company’s director compensation policy) or (B) the occurrence of a change in control under the Incentive Plan.
(16)	Includes 8,145 stock units. The stock units are fully vested and payable in an equivalent number of shares of the Company’s Class A Common Stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Stokely’s separation from service (as defined in the Company’s director compensation policy) or (B) the occurrence of a change in control under the Incentive Plan.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, the Company’s and LLC’s directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, the Company’s and LLC’s directors or executive officers, have effected any transactions in the Company’s Shares or LLC Units during the 60 days before the date of this Offer, except as otherwise set forth in this Offer to Purchase. Pursuant to the Company’s Directors’ Compensation Policy (as defined below), directors may elect that their cash annual retainer, which is paid on a quarterly basis, be converted into either fully vested (i) shares of the Company’s Class A Common Stock or (ii) rights to receive an award of stock units that will be paid on a deferred basis. On March 31, 2015, the end of our third fiscal quarter, we will issue a number of Shares of Class A Common Stock or stock units to our directors based on the closing price of our Class A Common Stock on March 31, 2015 and their prior election to receive either cash, Shares or stock units.

Long-Term Incentive Plan. On January 6, 2014, the Board of Directors adopted the Malibu Boats, Inc. Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan, which became effective on January 1, 2014, reserves for issuance up to 1,700,000 shares of the Company’s Class A Common Stock for the Company’s employees, consultants, members of its Board of Directors and other independent contractors at the discretion of the compensation committee. Incentive stock awards authorized under the Incentive Plan include unrestricted shares of Class A Common Stock, stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent awards and performance awards. As of March 12, 2015, 111,944 restricted shares have been granted to participants under the Incentive Plan.

Director Compensation. The Company adopted a new Directors’ Compensation Policy (the “Directors’ Compensation Policy”) effective June 30, 2014, which applies to the non-employee directors of the Company (the “Non-Employee Directors”). Under the Directors’ Compensation Policy, beginning on the first business day following the IPO, each Non-Employee Director became entitled to receive an annual retainer of $62,500, payable in four equal quarterly installments. Any Non-Employee Director serving as chair of the compensation committee or audit committee is entitled to receive an additional $10,000 annual retainer, payable in four equal quarterly installments. The annual retainer and any additional retainers are each pro-rated for partial years of service. The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units or shares of the Company’s Class A Common Stock in lieu of cash, which shares or units would be issued as of the last day of the quarter in which the retainers relate and the shares or units would be valued as of the award date. As of June 30, 2014, each Non-Employee Director in office on the first business day following the IPO is entitled to receive a fully vested initial equity award consisting of either stock units or shares of the Company’s Class A Common Stock. Stock units are contractual rights to receive shares of Class A Common Stock in the future, but are not actual shares of Class A Common Stock. The initial equity award is valued at $62,500, but is intended to cover the period from the first business day following the IPO to the Company’s 2015 annual meeting (which is expected to occur in December 2015), so the award value has been appropriately pro-rated. The initial equity award value was converted into shares or units based on the price of a share of Class A Common Stock in the IPO. Any Non-Employee Director that joins the Board of Directors after the first business day following the IPO and prior to the date of the Company’s 2015 annual meeting is entitled to a pro-rata initial equity award upon joining the Board of Directors, however the pro-rated award value will be converted into a number of shares or units based on the price of a share of Class A Common Stock on the grant date (and not at the IPO price).

Employment Agreements. In connection with the IPO, the Company entered into new employment agreements with each of Messrs. Springer, Wilson and Anderson. The employment agreements provide, among other things, for various payments and benefits to be made to them during their employment and if their employment with the Company is terminated for certain reasons.

Executive Equity Awards. On November 1, 2013, the LLC granted profits interests awards to each of Messrs. Springer, Wilson and Anderson. As a result of the IPO, these profits interest awards are scheduled to vest in substantially equal annual installments, which started with September 30, 2014. The remaining interests are scheduled to vest on September 30, 2015 and September 30, 2016. However, pursuant to the terms of a letter agreement we entered into with Mr. Anderson as of June 26, 2014, a portion of his profits interests originally scheduled to vest on September 30, 2014 became vested as of July 1, 2014. In connection with the recapitalization transactions affecting the Company that occurred immediately prior to the closing of the IPO (the “Recapitalization”), each of these profits interest awards was converted into an economically equivalent number of LLC Units based upon the liquidation value of the LLC, assuming that it was liquidated at the time of the IPO with a value implied by the initial public offering price of the shares of Class A Common Stock sold in the IPO. Each LLC Unit may be exchanged for shares of the Company’s Class A Common Stock on a one-for-one basis subject to the terms of the exchange agreement.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its executive officers and directors. Such indemnification agreements require the Company to indemnify and advance expenses on behalf of these individuals if he or she is made or threatened to be made a party, or a participant in a proceeding by reason of the fact that he or she was a director and/or officer, as applicable, of the Company, subject to certain exceptions, to the fullest extent by law.

Malibu Boats Holdings, LLC Limited Liability Company Agreement. The Company holds LLC Units in the LLC and is the sole managing member of the LLC. Accordingly, Malibu Boats, Inc. operates and controls all of the business and affairs of the LLC and, through the LLC and its operating entity subsidiaries, conducts our business. Holders of LLC Units generally do not have voting rights under the limited liability company agreement.

Pursuant to the limited liability company agreement of the LLC, the Company has the right to determine when distributions (other than tax distributions) will be made to the holders of LLC Units and the amount of any such distributions. If the Company authorizes a distribution, such distribution will be made to the holders of LLC Units (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective LLC Units.

The holders of LLC Units, including Malibu Boats, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to LLC’s members (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of the LLC provides for cash distributions to the holders of the LLC Units if the Company determines that the taxable income of the LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, the Company intends to cause the LLC to make cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the income of the LLC that is allocated to them.

The limited liability company agreement of the LLC also provides that substantially all expenses incurred by or attributable to the Company, but not including income tax expenses of Malibu Boats, Inc., will be borne by the LLC. The limited liability company agreement of the LLC provides that it may be amended, supplemented, waived or modified by the written consent of Malibu Boats, Inc. in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may materially and adversely affect the rights of a holder of LLC Units without the consent of such holder, other than on a pro rata basis with other holders of LLC Units.

The limited liability company agreement of the LLC also provides that, for so long as specified entities affiliated with Black Canyon Management LLC and their permitted transferees own an amount of LLC Units equal to at least 5% of the LLC Units outstanding immediately following the Company’s IPO, after giving effect to the use of proceeds therefrom, or 568,687 LLC Units, the consent of Black Canyon Management LLC will be required for any amendment to the limited liability company agreement that would (1) reduce the rights of a holder of LLC Units to receive tax distributions, except on a pro rata basis with other holders of LLC Units, (2) preclude or limit the rights of any member to exercise its rights under the exchange agreement, (3) require any member to make a capital contribution, (4) materially increase the obligations of any member under the limited liability company agreement, or (5) result in the LLC being treated as a corporation for tax purposes. Specified entities affiliated with Black Canyon Management LLC and their permitted transferees own (as calculated pursuant to the limited liability company agreement) 2,640,806 LLC Units as of March 12, 2015.

Exchange Agreement. In connection with the Recapitalization and the IPO, the Company entered into an exchange agreement with the Pre-IPO Owners of the LLC, several of whom are directors and/or officers of the Company. Under the exchange agreement, each Pre-IPO Owner of the LLC (or its permitted transferee) has the right to exchange its LLC Units for shares of Class A Common Stock of the Company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or, at the Company’s option, except in the event of a change in control, for a cash payment equal to the market value of the Class A Common Stock. The exchange agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units, all of the LLC Units held by the holder, or such amount as the Company determines to be acceptable. The exchange agreement also provides that LLC members do not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with the Company to which the LLC member may be subject or any of our written policies related to unlawful or insider trading. The exchange agreement also provides that the Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that the LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In addition, pursuant to the limited liability company agreement, the Company, as the sole managing member of the LLC, has the right to require all members of the LLC to exchange their LLC Units for Class A Common Stock in accordance with the terms of the exchange agreement, subject to the consent of Black Canyon Management LLC and the holders of a majority of outstanding LLC Units other than those held by the Company.

Tax Receivable Agreement. As a result of exchanges of LLC Units into the Company’s Class A Common Stock and purchases by the Company of LLC Units from holders of LLC Units, Malibu Boats, Inc. will become entitled to a proportionate share of the existing tax basis of the assets of the LLC at the time of such exchanges or purchases. In addition, such exchanges and purchases of LLC Units are expected to result in increases in the tax basis of the assets of the LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that the Company would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

In connection with the Recapitalization and the IPO, the Company entered into a tax receivable agreement with the Pre-IPO Owners of the LLC that provides for the payment from time to time by the Company to Pre-IPO Owners of the LLC (or any permitted assignees) of 85% of the amount of the benefits, if any, that the Company is deemed to realize as a result of (1) increases in tax basis and (2) certain other tax benefits related to the Company’s entering into the tax receivable agreement, including those attributable to payments under the tax receivable agreement. These payment obligations are the Company’s obligations and not of the LLC. For purposes of the agreement, the benefit deemed realized by the Company will be computed by comparing the Company’s actual income tax liability (calculated with certain assumptions) to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the assets of the LLC as a result of the purchases or exchanges, and had it not entered into the tax receivable agreement.

The term of the agreement will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or the Company breaches any of its material obligations under the tax receivable agreement or there is a change in control, in which case all obligations will generally be accelerated and due as if the Company had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors.

Voting Agreement. In connection with the Recapitalization and the IPO, the Company has entered into a voting agreement with certain affiliates. Under the voting agreement, Black Canyon Management LLC is entitled to nominate to the Board of Directors a number of designees equal to (1) 20% of the total number of directors comprising the Board of Directors for so long as specified entities affiliated with Black Canyon Management LLC (and their permitted transferees) and Messrs. Springer, Wilson and Anderson together beneficially own 15%

or more of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (2) 10% of the total number of directors comprising the Board of Directors for so long as specified entities affiliated with Black Canyon Management LLC (and their permitted transferees) and Messrs. Springer, Wilson and Anderson, together, beneficially own more than 5% but less than 15% of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of calculating the number of directors that Black Canyon Management LLC is entitled to nominate pursuant to this formula, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of the Board of Directors (e.g., one and one-third (1 1/3) directors equates to two directors). In addition, Black Canyon Management LLC has the right to remove and replace its director-designees at any time and for any reason and to nominate any individuals to fill any such vacancies. Messrs. Springer, Wilson and Anderson are required to vote any of their Class A Common Stock and Class B Common Stock in favor of the director or directors nominated by Black Canyon Management LLC. As of March 12, 2015, the specified entities affiliated with Black Canyon Management LLC, their permitted transferees, and Messrs. Springer, Wilson and Anderson own (as calculated pursuant to the voting agreement) approximately 21.5% of the voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, Black Canyon Management LLC has the right to designate two of the Company’s nine directors. Mr. Hooks and Mr. Lanigan are the two designees of Black Canyon Management LLC.

Registration Rights Agreement. In connection with the Company’s IPO, the Company entered into a registration rights agreement with Black Canyon Management LLC and affiliates of Black Canyon Capital LLC that own LLC Units pursuant to which Black Canyon Management LLC may request registration under the Securities Act of 1933, as amended, of shares of Class A Common Stock held by affiliates of Black Canyon Capital LLC (the “Registration Rights Agreement”). In addition, the Registration Rights Agreement provides that, as soon as is practicable after February 5, 2015, the Company must use all reasonable efforts to cause a resale shelf registration statement for the sale of shares of Class A Common Stock by Black Canyon Management LLC and affiliates of Black Canyon Capital LLC to become effective and remain effective until February 5, 2022. Black Canyon Management LLC has waived the requirement to file a shelf registration statement until further notice by Black Canyon Capital LLC. The agreement will remain in effect until (1) February 5, 2022 or (2) termination of the agreement by both (A) Black Canyon Management LLC and (B) holders owning two-thirds of the outstanding LLC Units covered by the Registration Rights Agreement. In addition, the limited liability company agreement of the LLC gives members the right to include their shares of Class A Common Stock (or shares of Class A Common Stock underlying the LLC Units) if the Company proposes or is required to register with the SEC, pursuant to the Registration Rights Agreement or otherwise, other shares of Class A Common Stock (or shares of Class A Common Stock underlying the LLC Units) in such registration, subject to the limitations set forth in the limited liability company agreement.

General. The foregoing description of agreements and arrangements involving the Securities are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Except as otherwise described or incorporated by reference in this Offer to Purchase, or the Company’s most recent proxy statement, none of the Company, the LLC nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by the Company of shares of its Class A Common Stock pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of stockholders.

The Company believes that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq, the Company does not believe that its purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the Nasdaq. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Company’s Shares to be delisted from the Nasdaq. See Section 7.

The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of its stockholders. We believe that the Company’s purchase of Shares pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of the Company’s obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be eligible for deregistration under the Exchange Act. See Section 7.

13. Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Securities as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Securities as contemplated by the Offer.

Our obligation to accept for payment and pay for Securities under the Offer is subject to various conditions. See Section 7.

14. Material United States Federal Income Tax Consequences to Tendering Holders

The following discussion is a summary of material United States federal income tax consequences to stockholders or unitholders whose Shares or LLC Units are properly tendered and accepted for payment pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular stockholder or unitholder in light of the stockholder’s or unitholder’s particular circumstances or to certain types of stockholders or unitholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose “functional currency” is not the United States dollar, employee benefit plans, partnerships or other entities treated as partnerships for United States federal income tax purposes, stockholders holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers or traders in securities or currencies, or stockholders or unitholders who received their Shares or LLC Units through exercise of employee stock options or otherwise as compensation. In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular stockholders or unitholders. Further, this summary assumes that stockholders and unitholders are the beneficial owners of their shares or LLC Units and hold their shares or LLC Units as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Finally, the Company believes, and this summary assumes, that all holders of LLC Units are United States Holders.

This discussion is based on the Code and applicable United States Treasury regulations, published rulings, administrative pronouncements and judicial decisions, all in effect as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of Shares or LLC Units that is, for United States federal income tax purposes, (1) an individual citizen or resident alien of the United States, (2) a corporation (or other entity taxed as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of Shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds Shares or LLC Units, the tax treatment of a partner will generally depend upon the status and activities of the partner and the partnership. A partnership or other entity treated as a partnership for United States federal income tax purposes holding shares and partners in such partnership or other entity should consult their tax advisors about the United States federal income tax consequences of participating in the Offer.

Each stockholder and unitholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to such stockholder or unitholder with respect to the Offer.

Consequences of the Offer to United States Holders.

Consequences of the Purchase of Units. The receipt of cash and the right to payments under the tax receivables agreement by a United States Holder in exchange for the tender of LLC Units pursuant to the Offer will be treated as a taxable sale or exchange of such LLC Units for United States federal income tax purposes. The United States Holder will generally recognize capital gain or capital loss in an amount equal to the difference between the amount realized by the United States Holder for such LLC Units and such United States Holder’s “adjusted tax basis” in such LLC Units at the time of the sale. However, to the extent that the amounts received upon such sale or exchange are attributable to the United States Holder’s allocable share of certain assets of the LLC, such as inventory and “unrealized receivables”, and such proceeds are in excess of such United States Holder’s allocable share of the basis in such items, then the holder may be deemed to have ordinary income upon such sale or exchange, even if a loss is otherwise recognized upon the sale or exchange of all or part of its LLC Units. Note that the amount realized on the sale of LLC Units will include payments to be received pursuant to the tax receivables agreement. Each United States Holder should consult its own tax advisor to determine the appropriate manner of reporting gain or loss on the sale taking into account such payments. Any capital gain realized by a United States Holder on the sale of LLC Units will be characterized as long-term capital gain or loss if the United States Holder held the LLC Units for more than one year as of the date we are treated as purchasing the LLC Units in the Offer. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of United States federal income tax on long-term capital gain (currently a maximum rate of 20%). A United States Holder’s ability to deduct capital losses may be limited under the Code.

A United States Holder’s tax basis in its Units will generally equal the United States Holder’s cost, increased by the Holder’s allocable share of LLC’s income and gain, and decreased by the Holder’s allocable share of any losses and deductions and any distributions received with respect to the Units. In addition, both the tax basis in a United States Holder’s Units and the amount received upon a sale of such Units will include the holder’s share of the LLC’s liabilities.

Characterization of the Purchase of Shares. An exchange of Shares by a stockholder for cash pursuant to the Offer generally will be a taxable transaction for United States federal income tax purposes. As a consequence of any such exchange, a United States Holder of Shares will, depending on the United States Holder’s particular facts and circumstances, be treated as either having sold such United States Holder’s Shares of the Company’s stock or as having received a distribution with respect to such Shares.

A United States Holder’s exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for United States federal income tax purposes pursuant to Section 302 of the Code if the exchange (i) results in a “complete redemption” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder.

In determining whether any of these tests have been met, a United States Holder must take into account not only the Shares that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those Shares of the Company’s stock owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as Shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The sale of a United States Holder’s Shares to us in the Offer will result in a “complete redemption” of the United States Holder’s equity interest in us if, immediately after the sale, either (1) the United States Holder owns, actually or constructively, none of the Company’s Shares of stock or (2) the United States Holder actually owns none of the Company’s Shares of stock and, with respect to Shares of the Company’s stock constructively owned by the United States Holder immediately after the sale of Shares pursuant to the Offer, the United States Holder is eligible to waive, and effectively waives, the attribution of all Shares of stock in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete redemption” test if, in the same transaction, some of its Shares of stock in us are redeemed and all of the remainder of its Shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the “complete redemption” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The sale of a United States Holder’s Shares to us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the Company’s then outstanding voting stock actually and constructively owned by the United States Holder immediately after the sale is less than 80% of the percentage of the outstanding voting Shares of stock in the Company actually and constructively owned by the United States Holder immediately before the sale pursuant to the Offer and immediately following the sale the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The sale of a United States Holder’s Shares to us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs may constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of the “not essentially equivalent to a dividend” test to their particular circumstances.

Contemporaneous dispositions or acquisitions of Shares by a United States Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code have been satisfied. Each United States Holder should be aware that because proration may occur in the Offer, even if all the Shares of stock in us actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us unless the tendering stockholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender of Shares by a United States Holder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

Due to the factual nature of these tests, United States Holders should consult their own tax advisors to determine whether the sale of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

Sale or Exchange Treatment. If the receipt of cash by a United States Holder in exchange for the tender of Shares pursuant to the Offer is treated as a sale or exchange (as described above) of such Shares for United States federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will generally recognize capital gain or capital loss in an amount equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder’s “adjusted tax basis” in such Shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis in the Shares will be equal to the cost of the Shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder held the Shares that were sold for more than one year as of the date we are treated as purchasing the Shares in the Offer. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of United States federal income tax on long-term capital gain (currently a maximum rate of 20%). A United States Holder’s ability to deduct capital losses may be limited under the Code. A United States Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that we purchase from such United States Holder pursuant to the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of Shares of the Company’s stock it wishes to tender in the Offer if less than all of its Shares are tendered, and the order in which different blocks will be purchased by us in the event of proration in the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment. If a United States Holder’s receipt of cash attributable to an exchange of Shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the United States Holder. The distribution generally will be treated as a dividend to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the United States Holder’s adjusted tax basis of the Shares exchanged. Provided that certain minimum holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to United States federal income tax at a rate up to the current maximum of 20% with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the Shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such Shares. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate United States Holders should consult their own tax advisors regarding the United States federal tax consequences of the Offer in relation to their particular facts and circumstances.

Consequences of the Offer to Non-United States Holders of Shares.

Sale or Exchange Treatment. Gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the exchange is treated as a sale or exchange for United States federal income tax purposes pursuant to the tests of Section 302 of the Code described above under “Consequences of the Offer to United States Holders—Characterization of the Purchase of Shares” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder who is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our Shares that are exchanged constitute a “United States real property interest” within the meaning of Section 897 of the Code and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our Shares. Our Shares constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held its Shares or (ii) the five-year period ending on the date the Non-United States Holder exchanges its Shares pursuant to the Offer. We do not believe that we have been a “United States real property holding corporation” at any time during the last five years.

Non-United States Holders of Shares described in clause (1) above will be subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates in much the same manner as if such Non-United States Holders were residents of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to an additional branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain United States-source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed United States federal income tax returns with respect to such losses.

Distribution Treatment. If a Non-United States Holder of Shares does not satisfy any of the Section 302 tests explained above under “Consequences of the Offer to United States Holders—Characterization of the Purchase of Shares,” the full amount received by the Non-United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Shares, rather than as an amount received in a sale or exchange of such Shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of Shares, and the reallocation of the basis of the redeemed Shares, will be determined in the manner described above (see “Consequences of the Offer to United States Holders—Distribution Treatment”). However, the Depositary, or other withholding agent, will generally treat amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of United States federal income tax at the rate of 30%, or subject to the discussion of FATCA below, such lower rate as may be specified by an applicable income tax treaty, provided that we or the Depositary, or other withholding agent, have received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. Subject to the discussion of FATCA below, if any amounts withheld exceed the Non-United States Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if a treaty applies, are attributable to a United States permanent establishment, are generally taxed in the manner applicable to United States Holders, as described above. In such case, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a Non-United States corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Securities” with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders.

Notwithstanding the foregoing, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a validly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made so as to avoid backup withholding, the Depositary or other withholding agent will withhold 30% of the gross proceeds unless such Depositary or other withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from United States federal income tax under the “complete redemption,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

FATCA. Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder (“FATCA”) when applicable, impose a U.S. federal withholding tax of 30% on certain payments, including dividend income from a sale of our Shares to us pursuant to the Offer, to foreign financial institutions, investment funds and other non-U.S. entities that fail to comply with information reporting and due diligence requirements in respect of their direct and indirect U.S. security holders and/or U.S. accountholders unless a specified exemption applies. To avoid this withholding tax with respect to a sale of Shares to us in the Offer, a Non-United States Holder that is an entity must certify as to its compliance with FATCA or an applicable IGA or as to the availability of a specified exemption, generally on Form W-8BEN-E. The withholding tax under FATCA, when applicable, will apply even if the beneficial owner of the payment is eligible for a reduced rate of withholding on dividends under an income tax treaty. Under certain limited circumstances, a Non-United States Holder may be eligible for a refund or credit of such tax, and a Non-United States Holder may be required to file a United States federal income tax return to claim such refunds or credits. Non-United States Holders should consult their tax advisors regarding the implications of this legislation with respect to a sale to us of Shares in the Offer.

Additional tax on net investment income. An additional 3.8% tax will be imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the Shares and the LLC Units, less certain deductions. United States Holders should consult their tax advisors with respect to this additional tax.

United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Securities” with respect to the United States federal income tax backup withholding requirements.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular stockholder or unitholder in light of the stockholder’s or unitholder’s particular circumstances, or to certain types of stockholders or unitholders subject to special treatment under United States federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

15. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Securities by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Securities not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for Securities, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Securities that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1 under the Exchange Act, which requires that we must pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per Securities offered to stockholders and unitholders pursuant to the Offer or by decreasing or increasing the Aggregate Purchase Price of Securities being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders and unitholders in a manner reasonably designed to inform stockholders and unitholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through Globe Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price range to be paid for Securities or increase or decrease the value of Securities sought in the Offer (and thereby increase or decrease the number of Securities purchasable in the Offer), and, in the event of an increase in the value of the Securities purchased in the Offer, the number of Shares and LLC Units accepted for payment in the Offer increases by more than 2% of the outstanding Shares and LLC Units, respectively; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders and unitholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16. Fees and Expenses

We have retained Wells Fargo Securities, LLC to act as our Dealer Manager in connection with the Offer.

The Dealer Manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against various liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. In addition, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is a lender under the Credit Agreement.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including Shares of the Company’s Class A Common Stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account.

We have also retained Georgeson Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders and unitholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed or caused to be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay or cause to be paid any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Securities pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares and LLC Units pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17. Miscellaneous

The Offer is being made to all Security holders. We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of Securities pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities in that U.S. state. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

After completing the Offer, the Company may purchase additional Securities in the open market subject to market conditions. We may also purchase Securities in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders and unitholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Securities, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Securities, the results of the Offer, our business and financial position and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Securities in the Offer or as to the price or prices at which you may choose to tender your Securities in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company, the LLC or any of our subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

MALIBU BOATS, INC.

March 13, 2015

The Letter of Transmittal, certificates for the Securities and any other required documents should be sent or delivered by each stockholder and unitholder of the Company or the LLC, as the case may be, or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Attn: Corporate Actions	Attn: Corporate Actions
6201 15th Avenue	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

By Facsimile Transmission (for Eligible Institutions Only): (718) 234-5001

Confirm Facsimile Transmission: (718) 921-8317

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders and unitholders additional copies of these materials at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Call Toll-Free: (866) 856-4733

Or Via Email: malibuboats@georgeson.com

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Call: (212) 214-6400

Call Toll Free: (877) 450-7515